Exhibit 10.1

DATED                     2016

(1) CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

as the Existing Parent

(2) CLAIRE’S (GIBRALTAR) INTERMEDIATE HOLDINGS LIMITED

as the New Parent

(3) THE COMPANIES LISTED IN PART 1 OF SCHEDULE 1

as Original Borrowers

(4) THE COMPANIES LISTED IN PART 2 OF SCHEDULE 1

as Original Guarantors

- and -

(5) HSBC BANK PLC

as Lender

AMENDMENT AND

RESTATEMENT AGREEMENT

relating to

a facility agreement originally dated

2 October 2014, as amended pursuant to an

amendment agreement dated 15 July 2015

and as further amended, varied or

supplemented from time to time

CONTENTS

1.	BACKGROUND	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	RESTATEMENT AND FURTHER ASSURANCE	3
4.	ACCESSION AND RESIGNATION	3
5.	COVENANT DEFERRAL	4
6.	RESERVATION OF RIGHTS	4
7.	CONDITIONS SUBSEQUENT	4
8.	REPRESENTATIONS	5
9.	GUARANTEE CONFIRMATIONS	5
10.	FEES, COSTS AND EXPENSES	6
11.	MISCELLANEOUS	6
12.	LAPSE	7
13.	GOVERNING LAW AND ENFORCEMENT	7
SCHEDULE 1: THE OBLIGORS		9
	Part 1: The Original Borrowers	9
	Part 2: The Original Guarantors	9
SCHEDULE 2: CONDITIONS PRECEDENT		11
SCHEDULE 3: CONDITIONS SUBSEQUENT		14
SCHEDULE 4: AMENDED AND RESTATED FACILITY AGREEMENT		17
EXECUTION PAGES		18

THIS AGREEMENT dated	2016

BETWEEN:

(1)	CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED a company incorporated in Gibraltar with registered number 99540 (the “Existing Parent”);

(2)	CLAIRE’S (GIBRALTAR) INTERMEDIATE HOLDINGS LIMITED a company incorporated in Gibraltar with registered number 114832 (the “New Parent”);

(3)	THE COMPANIES LISTED IN PART 1 OF SCHEDULE 1 (The Obligors) to this Agreement as original borrowers (the “Original Borrowers”);

(4)	THE COMPANIES LISTED IN PART 2 OF SCHEDULE 1 (The Obligors) to this Agreement as original guarantors (the “Original Guarantors”); and

(5)	HSBC BANK PLC as Lender (the “Lender”).

1.	BACKGROUND

(a)	This Agreement is supplemental to the multicurrency revolving facility agreement originally dated 2 October 2014 and made between (1) the Company, (2) the Original Borrowers, (3) the Original Guarantors and (4) the Lender, as amended by an amendment agreement dated 15 July 2015 and as further amended, varied or supplemented from time to time (the “Original Facility Agreement”).

(b)	Pursuant to clause 36 (Amendments and Waivers) of the Original Facility Agreement, the Lender has agreed, subject to the terms of this Agreement, to make certain amendments to the Original Facility Agreement, that have been requested by the Obligors.

(c)	The New Parent has agreed to become a party to the Amended and Restated Facility Agreement, replacing the Existing Parent in its capacity as the Company.

(d)	The Original Guarantors are party to this Agreement to give the confirmations set out in clause 9 (Guarantee Confirmations) of this Agreement.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

In this Agreement:

“Amended and Restated Facility Agreement” means the facility agreement in the form set out in schedule 4 (Amended and Restated Facility Agreement);

“Conditions Subsequent” means the conditions listed in schedule 3 (Conditions Subsequent) to this Agreement;

“Documents” means this Agreement and each other agreement referred to in paragraph 1(c)(i) of schedule 2 (Conditions Precedent) to this Agreement;

“Effective Date” means the date on which the Lender gives written notice to the Existing Parent that it has received each of the documents and other evidence listed in schedule 2 (Conditions Precedent) to this Agreement, in a form and substance satisfactory to the Lender;

“French Guarantor” means Claire’s France S.A.S, a company incorporated in France with registered number 99540;

“German Guarantor” means Claire’s Germany GmbH, a company incorporated in Germany with registered number HRB 82236 with the municipal court (Amtsgericht) at Cologne (Köln), Germany;

“Junior Debt Documents” has the meaning given to that term in the Amended and Restated Facility Agreement;

“Re-organisation Documents” means:

(a)	the Contribution and Subscription Agreement dated on or about the date of this Agreement between the Existing Parent and the New Parent; and

(b)	the Transfer Instrument in respect of Claire’s Holdings S.a.r.l. dated on or about the date of this Agreement between the Existing Parent and the New Parent;

“Share Charge” means the charge over shares dated on or around the date of this Agreement and made between the Existing Parent and the Lender and pursuant to which the Existing Parent charges the shares held by it in the New Parent to the Lender;

“Spanish Guarantor” means Claire’s Accessories Spain S.L.U, a company incorporated in Spain with Spanish Tax I.D number B83727289 and registered with the Mercantile Register of Madrid under Volume 19,232, Folio 1, Page M-336,764, 1st entry;

“Subordination Deed” has the meaning given to that term in the Amended and Restated Facility Agreement;

“Subordinated Loan Agreement” has the meaning given to that term in the Amended and Restated Facility Agreement;

“Swiss Gnarantor” means Claire’s Switzerland GmbH, a company incorporated in Switzerland with registered number CHE — 105.982.636; and

“Transaction Security Document” has the meaning given to such term in the Amended and Restated Facility Agreement.

2.2	Incorporation of Defined Terms and Construction

(a)	Unless a contrary indication appears, terms defined in, or construed for the purposes of, the Original Facility Agreement have the same meanings when used in this Agreement (unless the same are otherwise defined in this Agreement).

(b)	The principles of construction as set out in clause 1.2 (Construction) of the Original Facility Agreement shall have effect as though they were set out in full in this Agreement but so that each reference in that clause to “this Agreement” shall be read as a reference to this Agreement.

2.3	Clauses

(a)	In this Agreement any reference to a “clause” or “schedule” is, unless the context otherwise requires, a reference to a clause or schedule of this Agreement.

(b)	Clause and schedule headings are for ease of reference only.

2.4	Continuing Obligations

Subject to the provisions of this Agreement:

(a)	the Original Facility Agreement and all the other Finance Documents shall remain in full force and effect; and

(b)	the Original Facility Agreement shall be read and construed as one document with this Agreement.

3.	RESTATEMENT AND FURTHER ASSURANCE

3.1	Restatement

With effect from the Effective Date, the Original Facility Agreement shall be amended and restated so that it shall be read and be construed for all purposes as set out in schedule 4 (Amended and Restated Facility Agreement).

3.2	Further Assurance

Each of the Obligors shall (and the New Parent shall procure that each of the Obligors shall), at the request of the Lender (acting reasonably) and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	ACCESSION AND RESIGNATION

(a)	With effect from the Effective Date:

(i)	the New Parent shall be deemed to have acceded to the Amended and Restated Facility Agreement as the Company (in place of the Existing Parent) and as a Guarantor;

(ii)	the Existing Parent shall no longer be the Company and shall be deemed to have resigned as a Guarantor; and

(iii)	for the purpose of clause 2.2 (Obligor’s Agent) of the Amended and Restated Facility Agreement, each Obligor appoints the New Parent as Obligor’s Agent in place of the Existing Parent.

(b)	By its execution of this Agreement, each Party is deemed to have provided all consents, given all directions and waived all notices, notice periods and other requirements (set out in the Finance Documents or otherwise, and however described) necessary to effect each of the steps set out in paragraphs 4(a)(i) and 4(a)(ii) above.

5.	COVENANT DEFERRAL

5.1	Deferred test date

With effect from the Effective Date, the Lender agrees to defer testing of the financial covenants in clause 24.2 (Financial Condition) of the Amended and Restated Facility Agreement in respect of the Relevant Period ending 29 October 2016, so that such covenants will be tested instead as at 31 December 2016 (the “Deferred Test Date”).

5.2	Consequential adjustments

For the purpose of clause 5.1 (Deferred test date) only:

(a)	the definition of “Relevant Period” shall be:

    “Relevant Period” means the period of 12 fiscal months ending on 31 December 2016.

(b)	the New Parent shall deliver to the Lender within 45 days of 31 December 2016 a Compliance Certificate and such financial information as the Lender may require in order to test the financial covenants.

6.	RESERVATION OF RIGHTS

(a)	Except as expressly provided in clause 3 (Restatement and Further Assurance), clause 4(b), clause 5 (Covenant Deferral) and schedule 4 (Amended and Restated Facility Agreement) nothing in this Agreement shall constitute or be construed as an amendment, consent, waiver or release of any right or remedy of the Lender under the Finance Documents, nor otherwise prejudice any right or remedy of a Lender under the Original Facility Agreement or any other Finance Document.

(b)	The Lender reserves any other right or remedy it may have now or subsequently in respect of any breach of, or default (howsoever described) under, the Finance Documents.

7.	CONDITIONS SUBSEQUENT

(a)	The New Parent shall procure that, as soon as reasonably practicable and, in any event by no later than 07 October 2016, each of the Conditions Subsequent have been delivered to the Lender in form and substance satisfactory to the Lender.

(b)	The New Parent shall use all reasonable endeavours to procure that each recipient of a notice under paragraph 2(d) of schedule 2 (Conditions Precedent) delivers a signed acknowledgement of that notice within 30 days.

(c)	The New Parent acknowledges that failure to comply with clause 7(a) or 7(b) above will constitute an Event of Default pursuant to clause 26.3.1 (Other obligations) of the Amended and Restated Facility Agreement and in respect of which, clause 26.3.2 (Other obligations) shall not apply.

(d)	Each Obligor must use, and must procure that any other member of the Group that is a provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security by it as provided for in the Agreed Security Principles.

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8.	REPRESENTATIONS

8.1	Representations

(a)	Each Obligor and the New Parent represents and warrants on the date of this Agreement and on the Effective Date that:

(i)	the board resolutions referred to in paragraph 1(c) of schedule 2 (Conditions Precedent) were duly and properly passed after compliance with all appropriate formalities and remain in full force and effect;

(ii)	the shareholder resolutions referred to in paragraph 1(e) of schedule 2 (Conditions Precedent) were duly and properly passed and signed by all eligible members of the relevant Obligor and remain in full force and effect;

(iii)	it is authorised to execute this Agreement and the other Documents to which it is a party; and

(iv)	it is authorised to make the representations and warranties as provided in clauses 8.1(a)(i) to 8.1(a)(iii) (inclusive) above.

(b)	Each Obligor and the New Parent makes the Repeating Representations (as defined in the Amended and Restated Facility Agreement) in relation to it on the date of this Agreement (whether or not the Effective Date shall have occurred by such date) and, if different, on the Effective Date, by reference to the facts and circumstances existing at such dates.

(c)	The New Parent represents and warrants on the Effective Date that the Group (excluding, for the avoidance of doubt, the Existing Parent) either owns, or has valid licences to use, all Intellectual Property necessary for the business of the Group.

8.2	Reliance

Each Obligor and the New Parent acknowledges that the Finance Parties have entered into this Agreement in full reliance on the representations and warranties made by it in the terms stated in clause 8.1 (Representations).

9.	GUARANTEE CONFIRMATIONS

9.1	Confirmations

On the Effective Date, but subject to clause 9.2 (Limitations) below, each Original Guarantor (other than the Existing Parent):

(a)	confirms its acceptance of the Amended and Restated Facility Agreement;

(b)	agrees that it is bound as an Obligor by the terms of the Amended and Restated Facility Agreement; and

(c)	confirms that the guarantee and indemnity contained in clause 21 (Guarantee and indemnity) of the Original Facility Agreement:

(i)	continues in full force and effect on and subject to the terms of the Amended and Restated Facility Agreement; and

(ii)	extends to all obligations of each of the Obligors to the Lender (including, but not limited to, under the Amended and Restated Facility Agreement).

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9.2	Limitations

(a)	The guarantee provided by the German Guarantor pursuant to clause 21 (Guarantee and indemnity) of the Original Facility Agreement shall continue to be subject to the limitations set out in clause 21.10 (Guarantee Limitations (Germany)) of the Amended and Restated Facility Agreement.

(b)	The guarantee provided by the French Guarantor pursuant to clause 21 (Guarantee and indemnity) of the Original Facility Agreement shall continue to be subject to the limitations set out in clause 21.11 (Guarantee Limitations (French)) of the Amended and Restated Facility Agreement.

(c)	The guarantee provided by the Spanish Guarantor pursuant to clause 21 (Guarantee and indemnity) of the Original Facility Agreement shall continue to be subject to the limitations set out in clause 21.12 (Guarantee Limitations (Spanish)) of the Amended and Restated Facility Agreement.

(d)	The guarantee provided by the Swiss Guarantor pursuant to clause 21 (Guarantee and indemnity) of the Original Facility Agreement shall continue to be subject to the limitations set out in clause 21.13 (Guarantee Limitations (Swiss)) of the Amended and Restated Facility Agreement.

10.	FEES, COSTS AND EXPENSES

10.1	Amendment Fee

The New Parent shall pay to the Lender:

(a)	an amendment fee of $500,000 within 2 Business Days of the Effective Date; and

(b)	an additional amendment fee of $500,000, within 2 Business Days of receipt of confirmation by the Lender that the Drawstop Conditions have been satisfied, in accordance with clause 5.7 (Drawstop) of the Amended and Restated Facility Agreement.

10.2	Costs and Expenses

The New Parent shall pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement. The legal fees incurred up to and including the Effective Date shall be paid within 2 Business Days of the Effective Date. The legal fees incurred in connection with the satisfaction of the Conditions Subsequent shall be paid on or before the date referred to in clause 7(a) (Conditions subsequent).

11.	MISCELLANEOUS

11.1	Incorporation of Terms

The provisions of clauses 32 (Notices) and 36 (Amendments and Waivers) of the Original Facility Agreement shall apply to this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

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11.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.3	Finance Document

The Lender and the New Parent agree that this Agreement is a Finance Document.

11.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person (other than a Finance Party) who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(b)	Subject to clause 36 (Amendments and Waivers) of the Original Facility Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

12.	LAPSE

(a)	If the Effective Date does not occur on or before 23:59 (London time) on 23 September 2016, this Agreement shall, subject to clause 12(b), terminate and cease to be of any effect.

(b)	Clauses 2.4 (Continuing Obligations), 9 (Guarantee Confirmations) and clause 10 (Fees, costs and expenses) shall continue in full force and effect notwithstanding the termination of this Agreement pursuant to clause 12(a).

13.	GOVERNING LAW AND ENFORCEMENT

13.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

13.2	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 13.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

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13.3	Service of process

Any service of process under this Agreement shall be made in accordance with clause 41.2 (Service of process) of the Original Facility Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1: THE OBLIGORS

Part 1: The Original Borrowers

Name of Original Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Claire’s France S.A.S	France	342 837 416 RC S Paris

Claire’s Accessories UK Limited	England & Wales	03115188

Claire’s Switzerland GmbH	Switzerland	CHE - 105.982.636

Claire’s Accessories Spain S.L.U.	Spain	Spanish Tax I.D. number (NIF): B83727289. Registered with the Mercantile Register of Madrid under Volume 19,232, Folio 1, Page M-336,764, Ist entry

Claire’s Germany GmbH	Germany	HRB 82236 with the municipal court (Amtsgericht) at Cologne (Köln), Germany

Part 2: The Original Guarantors

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Claire’s (Gibraltar) Holdings Limited	Gibraltar	99540

Claire’s France S.A.S	France	342 837 416 RC S Paris

Claire’s Accessories UK Limited	England & Wales	03115188

Claire’s Switzerland GmbH	Switzerland	CHE - 105.982.636

Claire’s Accessories Spain S.L.U.	Spain	Spanish Tax I.D. number (NIF): B83727289. Registered with the Mercantile Register of Madrid under Volume 19,232, Folio 1, Page M-336,764, 1st entry

Claire’s Germany GmbH	Germany	HRB 82236 with the municipal court (Amtsgericht) at Cologne (Köln), Germany

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Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)

Claire’s Germany GmbH	Germany	HRB 82236 with the municipal court (Amtsgerichit) at Cologne (Köln), Germany

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SCHEDULE 2: CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy of the constitutional documents of the New Parent.

(b)	A certificate addressed to the Lender from an authorised signatory of the New Parent certifying that:

(i)	no change or other variation has been made to the articles of association and memorandum (as appropriate) and other constitutional documents of each Obligor (other than the New Parent) since they were last delivered to the Lender as a condition precedent under the Original Facility Agreement;

(ii)	such documents remain in full force and effect; and

(iii)	there has been no change of name of any Obligor (other than the New Parent) that has not previously been notified in writing to the Lender.

(c)	A copy of a resolution of the board of directors of the Existing Parent, the New Parent and Claire’s Accessories UK Limited:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and the Transaction Security Documents to be executed by that company in favour of the Lender and resolving that it execute this Agreement and such other Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(c) in relation to this Agreement and any other Document.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Obligor (other than the French Guarantor), approving the terms of, and the transactions contemplated by, this Agreement and the other Documents to which it is a party.

(f)	A copy of a resolution of the board of directors of each corporate shareholder of each Obligor (other than the Swiss Guarantor and the French Guarantor) approving the terms of the resolution referred to in paragraph 1(e).

(g)	A certificate of the New Parent (signed by a director) addressed to the Lender confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments (as defined in the Amended and Restated Facility Agreement) would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(h)	A certificate addressed to the Lender from an authorised signatory of each Obligor (other than the French Guarantor) certifying that each copy document relating to it specified in this schedule 2 is true, correct and complete and in full force and effect as at a date no earlier than the Effective Date.

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2.	Finance Documents

(a)	This Agreement duly executed by the New Parent, the Existing Parent and each of the other Obligors.

(b)	At least two originals of the following Transaction Security Documents (or signed copies plus a solicitor’s undertaking to deliver the originals) executed by the Obligors specified below opposite the relevant Transaction Security Document:

Name of Obligor	Transaction Security Document
Claire’s (Gibraltar) Intermediate Holdings Limited	Debenture
Claire’s Accessories UK Limited	Debenture

(c)	The Share Charge, duly executed by the Existing Parent.

(d)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Obligor.

(e)	All share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Obligor and the Existing Parent (as appropriate) in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

(f)	The Subordination Deed, duly executed by the parties thereto (other than the Lender).

3.	Legal opinions

A legal opinion of:

(a)	DLA Piper UK LLP, legal advisers to the Lender as to English law, addressed to the Lender; and

(b)	Triay & Triay, legal advisers to the Lender as to Gibraltar law, addressed to the Lender.

4.	The New Parent

(a)	Copies of the Re-organisation Documents and the Subordinated Loan Agreement, duly executed by the parties thereto.

(b)	A group structure chart showing the New Parent as a wholly owned subsidiary of the Existing Parent.

5.	Other documents and evidence

(a)	Copies of the Junior Debt Documents (including any substitute pages agreed and inserted by the administrative agents after those documents were entered into).

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(b)	A certificate addressed to the Lender from an authorised signatory of the New Parent:

(i)	confirming the net aggregate position immediately prior to the Effective Date in respect of all Permitted Loans under limb (g) of that definition as set out in the Original Facility Agreement, and/or all Permitted Distributions made under limb (b) of that definition as set out in the Original Facility Agreement, in each case in each case in the previous 12 months period after taking into account all loan repayments and proceeds of share issuances or contributions to share capital received by the Existing Parent or its Subsidiaries in the same period;

(ii)	providing a high-level breakdown of all of the payments described in paragraph 5(b)(i) above made or received in the period referred to; and

(iii)	certifying that the aggregate book value of the assets held by the Existing Parent (other than the shares it holds in the New Parent) does not exceed USD 100,000.

(c)	Receipt by the Lender in cleared funds of $30,000,000 from the Group with irrevocable instructions to the Lender to apply that amount in voluntary prepayment of the Loans on or prior to the Effective Date.

(d)	Payment of any Break Costs incurred in connection with the prepayment referred to in paragraph 5(c) above.

(e)	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or any other Document or for the validity and enforceability of this Agreement or any other Document.

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SCHEDULE 3: CONDITIONS SUBSEQUENT

1.	Obligors

(a)	A certificate addressed to the Lender from an authorised signatory of the New Parent certifying that:

(i)	no change or other variation has been made to the articles of association and memorandum (as appropriate) and other constitutional documents of each Obligor since they were last delivered to the Lender on or before the Effective Date;

(ii)	such documents remain in full force and effect; and

(iii)	there has been no change of name of any Obligor that has not previously been notified in writing to the Lender.

(b)	A copy of a resolution of the board of directors of each Obligor (other than the German Guarantor) entering into the Transaction Security Documents named at paragraph 2 (Finance Documents) below:

(i)	approving the terms of, and the transactions contemplated by the relevant Transaction Security Document to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Security Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Security Documents;

(iv)	(where resolutions for that Obligor were not required to be delivered pursuant to paragraph 1 of schedule 2 (Conditions Precedent)) ratifying the execution and delivery of this Agreement; and

(v)	in the case of the Spanish Guarantor, duly notarised before the Spanish notary public.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(c) in relation to the Transaction Security Documents.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Obligor entering into a Transaction Security Document, approving the terms of, and the transactions contemplated by, such Transaction Security Document to which it is a party.

(e)	A copy of a resolution of the board of directors of each corporate shareholder of each Obligor approving the terms of the resolution referred to in paragraph 1(e).

(f)	Copies, in each case certified (beglaubigt) by a public notary or lawyer as of a recent date, of:

(i)	the commercial register extract (Handelsregisterausdruck);

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(ii)	articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag);

(iii)	any bye-laws; and

(iv)	a list of shareholders (Gesellschafterliste),

of the German Obligor.

(g)	In respect of the French Guarantor:

(i)	the K-Bis Extract (extrait K-Bis);

(ii)	non-Bankruptcy certificate (certificat de non faillite); and

(iii)	statement of encumbrances (état des inscriptions),

each dated no earlier than 15 days prior to the date on which the Conditions Subsequent are satisfied; and

(iv)	a certified copy of the up-dated bye-laws.

2.	Finance Documents

(a)	At least two originals of the following Transaction Security Documents, subject to the Agreed Security Principles executed by the Obligors specified below opposite the relevant Transaction Security Document:

Name of Obligor	Transaction Security Document

Claire’s Germany GmbH	Account Pledge

Claire’s Germany GmbH	Assignment of trade receivables

Claire’s Germany GmbH	Intellectual property pledge

Claire’s Switzerland GmbH	Pledge over bank accounts

Claire’s Switzerland GmbH	Assignment of agreements

Claire’s France S.A.S.	Pledge over bank accounts

Claire’s France S.A.S.	Pledge over receivables

Claire’s France S.A.S.	Assignment by way of security

Claire’s France S.A.S.	Pledge over intellectual property rights

Claire’s France S.A.S.	Pledge over ongoing business

Claire’s France S.A.S.	Pledge over stock

Claire’s Accessories Spain S.L.U.	Pledge over shares

Claire’s Accessories Spain S.L.U.	Pledge over bank accounts

Claire’s Accessories Spain S.L.U.	Pledge over receivables

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(b)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant and duly acknowledged by the addressee.

3.	Legal opinions

A legal opinion of:

(a)	DLA Piper UK LLP, legal advisers to the Lender as to:

(i)	French law;

(ii)	Spanish law; and

(iii)	German law,

addressed	to the Lender; and

(b)	Schellenberg Wittmer, legal advisers to the Lender as to Swiss law, addressed to the Lender.

4.	Other documents and evidence

(a)	Satisfaction of the Lender’s “know your customer” or anti-money laundering procedures and checks in relation to the New Parent.

(b)	A certified copy of the certificates of registration at Company’s House Gibraltar in respect of the charges entered into by the New Parent and the Existing Parent in favour of the Lender on the Effective Date.

(c)	Evidence that the fees, costs and expenses referred to in clause 10 (Fees, costs and expenses), including legal fees incurred by the Lender, have been paid.

(d)	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or any other Document or for the validity and enforceability of this Agreement or any other Document. A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the New Parent accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or the Transaction Security Documents or any other Document or for the validity and enforceability of this Agreement or any other Document.

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SCHEDULE 4: AMENDED AND RESTATED FACILITY AGREEMENT

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ORIGINALLY DATED 2 OCTOBER 2014, AS AMENDED ON 15 JULY 2015

AND AS AMENDED AND RESTATED ON THE SECOND EFFECTIVE DATE

(1) CLAIRE’S (GIBRALTAR) INTERMEDIATE HOLDINGS LIMITED

(2) HSBC BANK PLC

acting as Lender

AND OTHERS

MULTICURRENCY REVOLVING

FACILITY AGREEMENT

for $50,000,000

CONTENTS

		Page
1	DEFINITIONS AND INTERPRETATION	4
2	THE FACILITY	51
3	PURPOSE	52
4	CONDITIONS OF UTILISATION	52
5	UTILISATION	54
6	OPTIONAL CURRENCIES	55
7	ANCILLARY FACILITIES	56
8	REPAYMENT	59
9	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	60
10	MANDATORY PREPAYMENT AND CANCELLATION	61
11	RESTRICTIONS	61
12	INTEREST	63
13	INTEREST PERIODS	65
14	CHANGES TO THE CALCULATION OF INTEREST	66
15	FEES	66
16	TAX GROSS UP AND INDEMNITIES	68
17	INCREASED COSTS	78
18	OTHER INDEMNITIES	80
19	MITIGATION BY THE LENDER	81
20	COSTS AND EXPENSES	81
21	GUARANTEE AND INDEMNITY	83
22	REPRESENTATIONS	93
23	INFORMATION UNDERTAKINGS	100
24	FINANCIAL COVENANTS	105
25	GENERAL UNDERTAKINGS	114
26	EVENTS OF DEFAULT	122
27	CHANGES TO THE LENDER	128
28	CHANGES TO THE OBLIGORS	131
29	CONDUCT OF BUSINESS BY THE LENDER	135
30	PAYMENT MECHANICS	136
31	SET-OFF	138
32	NOTICES	138
33	CALCULATIONS AND CERTIFICATES	140
34	PARTIAL INVALIDITY	140
35	REMEDIES AND WAIVERS	141
36	AMENDMENTS AND WAIVERS	141
37	CONFIDENTIALITY	141
38	COUNTERPARTS	144
39	SPANISH FORMALITIES	144

THIS AGREEMENT was originally entered into on 2 October 2014 and amended on 15 July 2015 and amended and restated on the Second Effective Date

BETWEEN:-

(1)	CLAIRE’S (GIBRALTAR) INTERMEDIATE HOLDINGS LIMITED a company incorporated in Gibraltar with registered number 114832 (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Schedule 1 as original borrowers (the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Company listed in Schedule 1 as original guarantors (together with the Company, the “Original Guarantors”); and

(4)	HSBC BANK PLC as Lender (the “Lender”).

IT IS AGREED as follows:-

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:-

“Acceptable Bank”	means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency

“Accession Letter”	means a document substantially in the form set out in Schedule 4 (Form of Accession Letter)

“Accounting Principles”	means: (a) in respect of the Group, US GAAP (b) in respect of any Obligor, generally accepted accounting principles in the jurisdiction of incorporation of that Obligor

“Additional Borrower”	means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors)

“Additional Guarantor”	means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors)

“Additional Obligor”	means an Additional Borrower or an Additional Guarantor

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

“Agreed Security Principles”	means the principles set out in Schedule 11 (Agreed Security Principles)

“Amendment Agreement”	means the amendment agreement dated 15 July 2015 and made between (1) CGHL and others and (2) the Lender

“Amendment and Restatement Agreement”	means the amendment and restatement agreement dated on or around the Second Effective Date and made between (1) the Company and others and (2) the Lender

“Ancillary Commencement Date”	means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period

“Ancillary Commitment”	means, in relation to an Ancillary Facility, the maximum Base Currency Amount which the Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility

“Ancillary Document”	means each document relating to or evidencing the terms of an Ancillary Facility

“Ancillary Facility”	means any ancillary facility made available by the Lender (or Affiliate of the Lender) in accordance with Clause 7 (Ancillary Facilities)

“Ancillary Lender”	means the Lender or an Affiliate of the Lender which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities)

“Ancillary Outstandings”	means, at any time, in relation to an Ancillary Facility then in force the aggregate of the equivalents (as calculated by the Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:-

(c) the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance)

(d) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility and

(e) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of the Lender under each other type of accommodation provided under that Ancillary Facility in each case as determined by the Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document

“Annual Financial Statements”	has the meaning given to that term in Clause 23 (Information Undertakings)

“Approved Country”	means a member state of the European Union, Turkey, Iceland, Lichtenstein, Albania, Serbia, Montenegro, Switzerland, Armenia, Norway, Belarus and Georgia

“Auditors”	means the Company’s current auditors or any other firm of auditors which the Company appoints as its auditors (and notifies to the Lender prior to such appointment)

“Authorisation”	means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration

“Available Credit Balance”	means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by the Lender against liabilities owed to it by that Borrower under that Ancillary Facility

“Availability Period”	means the period from and including the date of this Agreement to and including the date falling 1 Month prior to the Termination Date

“Available Commitment”	means the Commitment minus:-

(a) the Base Currency Amount of any outstanding Loans and the Base Currency Amount of the aggregate of its and its Affiliate’s Ancillary Commitments and

(b)    in relation to any proposed Utilisation, the Base Currency Amount of any other Loans that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its and its Affiliate’s Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date

For the purposes of calculating the Lender’s Available Commitment in relation to any proposed Utilisation the following amounts shall not be deducted from the Lender’s Commitment:-

(i) any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date and

(ii) the Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date

“Available Facility”	means the Lender’s Available Commitment

“Base Currency”	means dollars

“Base Currency Amount”	means:-

(a)    in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request in accordance with this Agreement) adjusted to reflect any repayment or prepayment;

(b)    in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Lender by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Lender receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement)

adjusted to reflect any repayment or prepayment of the Loan, or (as the case may be) cancellation or reduction of an Ancillary Facility

“Base Reference Bank Rate”	means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Base Reference Banks:-

(a) in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market or

(b) in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period

“Base Reference Banks”	means, in relation to LIBOR, the principal London offices of two or more banks as may be appointed by the Lender in consultation with the Company and, in relation to EURIBOR, the principal office in London of two or more banks as may be appointed by the Lender in consultation with the Company and in each case who have consented to act as such

“Borrower”	means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors)

“Borrowings”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“Break Costs”	means the amount (if any) by which:-

(a)    the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:-

(b) the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid

         Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

“Budget”	means:-

(a)    in relation to the period beginning 2 August 2014 and ending on the last day of the Financial Year that is on or around 31 January 2015, the budget delivered by the Company to the Lender prior to the date of this Agreement; and

(b) in relation to any other period, any budget delivered by the Company to the Lender in respect of that period pursuant to Clause 23.4 (Budget)

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Paris, Madrid, Frankfurt and:

(a) (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b) (in relation to any date for payment or purchase of euro) any Target Day

“Cash”	means, at any time, cash denominated in sterling, dollars, Swiss francs, Czech crowns, Polish zloty, Hungarian forint or euro in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:-

(a) that cash is repayable on demand

(b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition

(c)    there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements and

(d) the cash is freely and immediately available to be applied in repayment or prepayment of the Facility

“Cash Equivalent Investments”	means at any time:-

(a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank

(b)    any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Switzerland any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security

(c) commercial paper not convertible or exchangeable to any other security:-

(i) for which a recognised trading market exists

(ii) issued by an issuer incorporated in the United States of America, the United Kingdom, Switzerland any member state of the European Economic Area or any Participating Member State

(iii) which matures within one year after the relevant date of calculation and

(iv)   which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating

(d) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent)

(e)    any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a), (b), (c) and (d) above and (iii) can be turned into cash on not more than 60 days’ notice or

(f)     any other debt security approved by the Lender (acting reasonably),

in      each case, denominated in sterling, dollars, Swiss francs, Czech crowns, Polish zloty, Hungarian forint or euro and to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents)

“CGHL”	means Claire’s (Gibraltar) Holdings Limited, a company incorporated in Gibraltar with registered number 99540

“Change of Control”	has the meaning set out in Schedule 10 (Definition of Change of Control)

“Charged Property”	means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security

“Commitment”	means USD 50,000,000 to the extent not cancelled or reduced under this Agreement

“Compliance Certificate”	means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate)

“Confidential Information”	means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as the Lender, or for the purpose of becoming, a Lender or which is received by the Lender in relation to, or for the purpose of becoming a Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:-

(a) is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 37 (Confidentiality) or

(b) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers or

(c)    is known by the Lender before the date the information is disclosed to it in accordance with sub-clauses (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

“Confidentiality Undertaking”	means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Lender

“Cost Sharing Arrangements”	means arrangements between members of the Group and the members of the NA Group in relation to cost sharing, expense reimbursement, licence fees relating to Intellectual Property, stewardship and allocation of corporate overhead carried out in the ordinary course of business between members of the Group and members of the NA Group, provided that, the net outflow from members of the Group to members of the NA Group in any Financial Year does not in aggregate exceed €8,750,000

“CTA”	means the Corporation Tax Act 2009

“Default”	means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default

“Designated Gross Amount”	means the amount notified by the Company to the Lender upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft

“Designated Net Amount”	means the amount notified by the Company to the Lender upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft

“Disposal”	means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions)

“Disruption Event”	means either or both of:-

(a)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:-

(i) from performing its payment obligations under the Finance Documents or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted

“Dormant Subsidiary”	means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of €4,000 or more or its equivalent in other currencies

“Drawstop Conditions”	means:

(a) the making of such amendments to the covenants in clause 24.2 (Financial condition) as the Lender may require;

(b) the Lender being satisfied that the Group will have the cash available to repay all Loans on the Termination Date;

(c)    delivery of a certificate from the Company to the Lender, signed by a director of the Company, confirming (with supporting calculations) that the Company is forecast to be compliant with the covenants in clause 24.2 (Financial condition) (as those covenants may be amended pursuant to paragraph (a) above) on each date on which those covenants will be tested in the period from the Drawstop Date to the Termination Date; and

(d) the making of such amendments to the definition of “Permitted Foreign Cash Transfer” as the Lender may require to reduce the limit of $30,000,000;

“Drawstop Date”	means 31 December 2016 (or if that date is not a Business Day, the immediately preceding Business Day)

“EURIBOR”	means, in relation to any Loan in euro:

(a) the applicable Screen Rate;

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c) if:

(i) no Screen Rate is available for the Interest Period of that Loan; and

(ii) it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Base Reference Bank Rate

as of in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro for a period equal in length to the Interest Period of that Loan and if, in any case, that rate is less than zero EURIBOR shall be deemed to be zero

“Event of Default”	means any event or circumstance specified as such in Clause 26 (Events of Default)

“Facility”	means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility)

“Facility Office”	means the office or offices notified by the Lender to the Company being, on the date of this Agreement, that set out with the Lender’s signature at the end of this Agreement (or following the date of this Agreement, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement

“FATCA”	means:-

(a) sections 1471 to 1474 of the Code or any associated regulations

(b)    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above or

(c)    any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

“FATCA Application Date”	means:-

(a) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014

(b)    in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017 or

(c) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement

“FATCA Deduction”	means a deduction or withholding from a payment under a Finance Document required by FATCA

“FATCA Exempt Party”	means a Party that is entitled to receive payments free from any FATCA Deduction

“Finance Document”	means this Agreement, any Accession Letter, any Ancillary Document, any Resignation Letter, any Utilisation Request, any TEG Letter, the Amendment Agreement, the Amendment and Restatement Agreement, the Transaction Security Documents, the Subordination Deed and any other document designated as such by the Lender and the Company

“Finance Lease”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“Financial Indebtedness”	means any indebtedness for or in respect of:-

(a) moneys borrowed and debit balances at banks or other financial institutions

(b) any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent)

(c) any amount raised pursuant to any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument

(d) the amount of any liability in respect of Finance Leases

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis)

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing

(g)    any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account)

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution

(i)     any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles and

(j) the amount of any liability in respect of any guarantee for any of the items referred to in sub-clauses (a) to (i) above

“Financial Officer”	of any person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller (or the equivalents in the relevant jurisdictions) of such person

“Financial Quarter”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“Financial Year”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“First Effective Date”	has the meaning given to the term “Effective Date” in the Amendment Agreement

“French Borrower”	means any Borrower incorporated and existing under the laws of France

“French Guarantor”	means any Guarantor incorporated and existing under the laws of France

“Free Cashflow”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“German Obligor”	means any Obligor established and existing under the laws of Germany

“Gross Outstandings”	means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in sub-clause (a) of the definition of “Ancillary Outstandings” were deleted

“Group”	means the Company and its Subsidiaries for the time being

“Group Structure Chart”	means the group structure chart in the agreed form

“Guarantor”	means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors)

“Guidelines”	means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben) vom 22 September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt Obligationen vom April 1999), guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom Januar 2000), circular letter no. 34 in relation to customer credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26 Juli 2011 betreffend Kundenguthaben) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss Stamp Taxes (Kreisschreiben Nr. 15 Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben vom 7 Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time

“Holding Company”	means, in relation to any person, any other person in respect of which it is a Subsidiary

“Intellectual Property”	means:

(a)    any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered and

(b) the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist)

“Interest Period”	means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest)

“Interpolated Screen Rate”	means, in relation to LIBOR or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan

“IP Undertaking”	means the undertaking agreement made between CBI Distributing Corp., Claire’s Fashion Property Corp., CSI Luxembourg S.A.R.L. and the Lender in respect of the intellectual property licences of the Group

“ITA”	means the Income Tax Act 2007

“Joint Venture”	means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity

“Junior Creditors”	means the lenders (howsoever described) from time to time under the Junior Debt Documents

“Junior Debt”	means all amounts due owing or incurred in respect of the term loan facilities made available to CGHL by the Junior Creditors pursuant to the Junior Debt Documents, not exceeding, in aggregate, $100,000,000 plus all amounts in respect of capitalised interest

“Junior Debt Documents”	means:

(a)    a credit agreement dated 12 August 2016 (but not effective as at the Second Effective Date) among CGHL, as borrower, the lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as administrative agent as the form thereof may be changed by the substitution of pages in each case where such changes would be permitted under the terms of this Agreement;

(b) a term loan credit agreement to be entered into among CGHL, as borrower, the lenders party thereto from time to time, and Wilmington Trust, National Association, as administrative agent; and

(c) any fee letters entered into between CGHL and the administrative agents referred to in paragraphs (a) and (b) above each in the form entered into and delivered to the Lender prior to the Second Effective Date or as amended in accordance with this Agreement

“Legal Opinion”	means any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors); paragraph 3 (Legal Opinions) of Schedule 2 (Conditions Precedent) of the Amendment and Restatement Agreement paragraph 3 (Legal Opinions) of Schedule 3 (Conditions Subsequent) of the Amendment and Restatement Agreement and any other legal opinion delivered to the Lender in connection with a grant of Transaction Security after the Second Effective Date.

“Legal Reservations”	means:

(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors

(b)    the time barring of claims under Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim

(c) similar principles, rights and defences under the laws of any Relevant Jurisdiction

(d) any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“LIBOR”	means, in relation to any Loan:-

(a) the applicable Screen Rate;

(b) (if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c) if:

(i) no Screen Rate is available for the currency of that Loan; or

(ii) no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Base Reference Bank Rate as of, in the case of sub-clauses (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and if, in any case, that rate is less than zero, LIBOR shall be deemed to be zero

“Limitation Acts”	means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984

“LMA”	means the Loan Market Association

“Loan”	means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan

“Margin”	means 4.5% (four and one half of one per cent.) per annum

“Material Adverse Effect”	means in the reasonable opinion of the Lender a material adverse effect on:-

(a) the business, operations, property or financial condition of the Group taken as a whole

(b) the ability of an Obligor to perform its payment and other material obligations under the Finance Documents or

(c)    the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents

“Material Company”	means, at any time:-

(a) an Obligor or

(b) a wholly-owned member of the Group that holds shares in an Obligor or

(c) a Subsidiary of the Company which:-

(i) is listed in Schedule 8 (Material Companies) or

(ii)    has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 24.1 (Financial definitions) representing 7.5% or more of EBITDA (as defined in Clause 24.1 (Financial definitions)) or has gross assets (calculated on an unconsolidated basis and excluding all intra-Group items and, investments in Subsidiaries of any member of the Group) representing 7.5% or more of the consolidated gross assets of the Group, excluding any purchase accounting adjustments not allocated to any of the Subsidiaries.

Compliance with the conditions set out in sub-clause (c)(ii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary excluding intra-Group items and investments in Subsidiaries of any member of the Group and the latest audited consolidated financial statements of the Group excluding any purchase accounting adjustments not allocated to any of the Subsidiaries. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s Auditors as representing an accurate reflection of the revised EBITDA (as defined in Clause 24.1 (Financial definitions)) or gross assets of the Group).

A certificate signed by a Financial Officer of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties

“Month”	means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:-

(a)    (subject to sub-clause (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end

The above rules will only apply to the last Month of any period

“Multi-account Overdraft”	means an Ancillary Facility which is an overdraft facility comprising more than one account

“NA Group”	means the US Parent and its Subsidiaries for the time being (other than Subsidiaries which are members of the Group)

“Net Cash Transfer Amount”	means, as of any date of measurement, the aggregate amount of all Permitted Foreign Cash Transfers made by the Company to CGHL on or after the Second Effective Date in reliance on sub-clause (b) of the definition of “Permitted Distributions” or in reliance on sub-clause (g) of the definition of “Permitted Loan” minus the amount of all returns of cash (whether as an Investment in the equity of or contribution of capital to the Company the repayment of an intercompany loan or the making of an intercompany loan to the Company or any other cash payment that is permitted under this Agreement) from CGHL from the Second Effective Date

“Net Outstandings”	means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft

“New Lender”	has the meaning given to that term in Clause 27 (Changes to the Lender)

“Non-Qualifying Bank”	means any person who does not qualify as a Qualifying Bank

“Obligor”	means a Borrower or a Guarantor (excluding, for the avoidance of doubt, CGHL from the Second Effective Date)

“Obligors’ Agent”	means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.2 (Obligors’ Agent)

“OFAC”	means the Office of Foreign Assets Control of the US Department of the Treasury

“Optional Currency”	means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies)

“Original Financial Statements”	means:-

(a) in relation to the Company, the audited consolidated financial statements of the US Parent for the Financial Year ended on or about 31 January 2014 and

(b)    in relation to each Original Obligor other than the Company, Claire’s Accessories UK Limited, Claire’s Spain S.L. and Claire’s Germany GmbH, its unaudited financial statements for its Financial Year ended on or about 31 January 2014 and in relation to Claire’s Accessories UK Limited, Claire’s Spain S.L. and Claire’s Germany GmbH their unaudited financial statements for the Financial Year ended on or about 31 January 2013

“Original Jurisdiction”	means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be)

“Original Obligor”	means an Original Borrower or an Original Guarantor

“Participating Member State”	means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union

“Party”	means a party to this Agreement

“Permitted Acquisition”	means:-

(a) an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal

(b) an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as reasonably practicable

(c) the incorporation of a limited liability company which on incorporation becomes a member of the Group, but only if:

(i) that company is incorporated in an Approved Country; and

(ii)    if the shares in that company are owned by an Obligor, security over the shares in that company, in form and substance satisfactory to the Lender, is created in favour of the Lender within 30 days of the date of its incorporation

(d)    an acquisition by a member of the Group of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:-

(i) no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition

(ii)    the acquired company, business or undertaking is incorporated in an Approved Country and is engaged in a business substantially the same as that carried on by the Group or any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto

(iii)  the consideration (including associated costs and expenses but excluding any consideration consisting of equity securities of a Holding Company of the Company) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (when aggregated with the consideration (including associated costs and expenses but excluding any consideration consisting of equity securities of a Holding Company of the Company) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the “Total Purchase Price”) together with the amount of any investment in any Permitted Joint Venture) does not in any Financial Year of the Company exceed in aggregate €7,700,000 or its equivalent

Any acquisition will only be permitted under sub-clause (d) above if the Company has delivered to the Lender not later than 10 Business Days before legally committing to make such acquisition a certificate signed by a Financial Officer of the Company to which is attached a copy of the latest audited accounts (or if not available, management accounts) of the target company or business

In the event that such acquisition is being funded by a Utilisation, such certificate must give calculations showing in reasonable detail that the Company will be in compliance with its obligations under Clause 24 (Financial Covenants) on the next Quarter Date following completion of such acquisition and consolidating the financial statements of the target company (consolidated if it has Subsidiaries) or business with the financial statements of the Group for such period on a pro forma basis

“Permitted Disposal”	means any sale, lease, licence, transfer or other disposal which, except in the case of sub-clause (b), is on arm’s length terms:-

(a) of trading stock or cash (other than to CGHL) made by any member of the Group in the ordinary course of trading of the disposing entity

(b) of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:-

(i) the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor and

(ii) the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company

(c) of assets (other than shares, businesses, Real Property/lntellectual Property) in exchange for other assets (excluding cash) comparable or superior as to type, value and quality

(d) of obsolete or redundant vehicles, plant and equipment for cash

(e) of leasehold interests in stores in the ordinary course of trading

(f) of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments

(g) arising as a result of any Permitted Security

(h)    of Intellectual Property and software granted by any member of the Group to others in the ordinary course of business not interfering in any material respect with the business of the Group, taken as a whole and

(i)     of assets for cash (other than to CGHL) where the higher of the book value and net consideration receivable (when aggregated with the higher of the book value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding sub-clauses or as a Permitted Transaction) does not exceed €1,900,000 (or its equivalent) in any Financial Year of the Company

“Permitted Distribution”	means:-

(a) the payment of a dividend to the Company or to any of its wholly-owned Subsidiaries

(b) Permitted Foreign Cash Transfers provided that:

(i) such dividend is made when no Default is continuing or would occur immediately after the making of the payment;

(ii)    if the Permitted Foreign Cash Transfer is to be made after 31 December 2016, the Company is forecast to be compliant with the covenants in clause 24.2 (Financial condition) on each date on which those covenants will be tested in the 12 month period (or such shorter period ending on the Termination Date) following the date of the proposed payment;

(iii)  after taking into account the Permitted Foreign Cash Transfer and any other payment to be made to CGHL on the same date, the Group has liquidity (being the aggregate of Cash and the Available Facility) of not less than USD 5,000,000; and

(iv)   not less than 3 Business Days prior to the proposed date of payment, the Company delivers to the Lender a certificate signed by a director of the Company demonstrating (and attaching reasonable evidence and/or calculations, and in the case of any Cash by showing the aggregate balance(s) on the relevant account(s) as at close of business on the previous day) that, taking into account the proposed payment, the Company can comply with the conditions set out in paragraphs (i) to (iii) (inclusive) above

(c) the payment of a dividend by the Company to CGHL in the amount which is required to fund a Permitted Junior Debt Payment by CGHL, provided that:

(i) such dividend is made when no Default is continuing or would occur immediately after the making of the payment;

(ii)    if the dividend is to be paid after 31 December 2016, the Company is forecast to be compliant with the covenants in clause 24.2 (Financial condition) on each date on which those covenants will be tested in the 12 month period (or such shorter period ending on the Termination Date) following the date of the proposed payment;

(iii)  after taking into account the dividend and any other payment to be made to CGHL on the same date, the Group has liquidity (being the aggregate of Cash and the Available Facility) of not less than USD 5,000,000; and

(iv)   not less than 3 Business Days prior to the proposed date of payment, the Company delivers to the Lender a certificate signed by a director of the Company demonstrating (and attaching reasonable evidence and/or calculations, and in the case of any Cash by showing the aggregate balance(s) on the relevant account(s) as at close of business on the previous day) that, taking into account the proposed payment, the Company can comply with the conditions set out in paragraphs (i) to (iii) (inclusive) above

“Permitted Financial Indebtedness”	means Financial Indebtedness:-

(a) to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility

(b)    arising under a Treasury Transaction or a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Loans made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes

(c) arising under a Permitted Loan or a Permitted Guarantee

(d)    of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition

(e)    arising under rent guarantee facilities provided by banks to members of the Group, provided that such facilities are entered into by the relevant members of the Group in the ordinary course of business and such facilities are fully cash-backed by way of cash deposited by the relevant members of the Group with the relevant banks

(f)     arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Financial Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Company of its incurrence and (y) such Financial Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence

(g)    of any member of the Group in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Financial Indebtedness) in the ordinary course of business

(h) of any member of the Group consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business

(i)     of any member of the Group in respect of obligations of such member of the Group to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any swap agreements

(j)     of any member of the Group consisting of obligations of under deferred consideration or other similar arrangements incurred by such person in connection with Permitted Acquisitions or any other investment permitted hereunder

(k)    incurred on behalf of, or representing guarantees of Financial Indebtedness of, Joint Ventures the amount of which, when taken together with the amount of any Permitted Joint Venture and Permitted Acquisition does not exceed €7,700,000 on in any Financial Year

(1)    arising from agreements of any member of the Group providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Financial Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition (it being agreed that this paragraph (p) will not serve to prohibit a member of the Group from incurring indemnification, adjustment of purchase or acquisition price or similar obligations arising from any Permitted Acquisition unless such obligation is properly viewed as deferred purchase price and therefore constitutes “Financial Indebtedness”)

(m)   not permitted by the preceding sub-ctauses (other than sub-clauses 1, (f) and (h) above) or as a Permitted Transaction and the outstanding principal amount does not exceed (when aggregated with any Financial Indebtedness permitted under sub-clauses 1, (f) and (h) above) €3,850,000 (or its equivalent) in aggregate for the Group at any time

(n) arising under the Subordinated Loan Agreement

“Permitted Foreign Cash Transfer”	means a transfer of cash (whether as a cash payment, the making of an intercompany loan or the payment of an intercompany loan) from the Company to CGHL if, after giving effect to such transfer, the Net Cash Transfer Amount would not exceed $30,000,000

“Permitted Gross Outstandings”	means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft

“Permitted Guarantee”	means:-

(a) the endorsement of negotiable instruments in the ordinary course of trade

(b) any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade

(c)    a guarantee by a member of the Group of operating leases or of other obligations that do not constitute Financial Indebtedness, in each case, entered into by such member of the Group in the ordinary course of trading

(d) any guarantee of a Joint Venture to the extent permitted by Clause 25.10 (Joint ventures)

(e) any guarantee by a member of the Group of Permitted Financial Indebtedness of an Obligor

(f) any guarantee permitted under Clause 25.19 (Financial Indebtedness)

(g) any guarantee given in respect of the netting or set-off arrangements permitted pursuant to sub-clause (b) of the definition of Permitted Security and

(h)    any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations

“Permitted Joint Venture”	means any investment in any Joint Venture where:-

(a) the Joint Venture is incorporated, or established, and caries on its principal business, in an Approved Country

(b)    the Joint Venture is engaged in a business substantially the same as that carried on by the Group or any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto and

(c) in any financial year of the Company, the aggregate (the “Joint Venture Investment”) of:-

(i) all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group

(ii) the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture and

(iii) the book value of any assets transferred by any member of the Group to any such Joint Venture,

when aggregated with the Total Purchase Price in respect of Permitted Acquisitions in that Financial Year permitted pursuant to sub-clause (d) of the definition of Permitted Acquisition does not exceed €7,700,000 (or its equivalent in other currencies)

“Permitted Junior Debt Payments”	means the following payments by CGHL under the Junior Debt Documents in force as at the Second Effective Date (or as amended in accordance with this Agreement):

(a) scheduled payments of interest in cash;

(b) scheduled payments of the fees payable to administrative agents for the provision of agency services under the Junior Debt Documents; and

(c) payments of the costs and expenses of the administrative agents or payments of amounts due to the administrative agents under indemnities

“Permitted Loan”	means:-

(a) any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)    loans and advances to officers, directors, employees or consultants of any member of the Group (i) in the ordinary course of business and (ii) in respect of payroll payments and expenses in the ordinary course of business; provided that the aggregate outstanding amount of such loans and advances under clauses (i) and (ii) above shall not exceed €190,000 (or its equivalent in other currencies) at any one time

(c) Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under sub-clause l of that definition)

(d) a loan made to a Joint Venture to the extent permitted under Clause 25.10 (Joint ventures)

(e) a loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group

(f) any loan made by an Obligor to another member of the Group which is not an Obligor or to a member of the NA Group which is outstanding as at the date of this Agreement

(g) a loan constituting a Permitted Foreign Cash Transfer provided that:

(i) such loan is made when no Default is continuing or would occur immediately after the making of the payment;

(ii)    if the loan is to be made after 31 December 2016, the Company is forecast to be compliant with the covenants in clause 24.2 (Financial condition) on each date on which those covenants will be tested in the 12 month period (or such shorter period ending on the Termination Date) following the date of the proposed loan;

(iii)  after taking into account the loan and any other payment to be made to CGHL on the same date, the Group has liquidity (being the aggregate of Cash and the Available Facility) of not less than USD 5,000,000; and

(iv)   not less than 3 Business Days prior to the proposed date of the loan, the Company delivers to the Lender a certificate signed by a director of the Company demonstrating (and attaching reasonable evidence and/or calculations, and in the case of any Cash by showing the aggregate balance(s) on the relevant account(s) as at close of business on the previous day) that, taking into account the proposed loan, the Company can comply with the conditions set out in paragraphs (i) to (iii) (inclusive) above

(h) a loan made by the Company to CGHL in the amount which is required to fund a Permitted Junior Debt Payment by CGHL provided that:

(i) such loan is made when no Default is continuing or would occur immediately after the making of the payment;

(ii)    if the loan is to be made after 31 December 2016, the Company is forecast to be compliant with the covenants in clause 24.2 (Financial condition) on each date on which those covenants will be tested in the 12 month period (or such shorter period ending on the Termination Date) following the date of the proposed loan;

(iii)  after taking into account the loan and any other payment to be made to CGHL on the same date, the Group has liquidity (being the aggregate of Cash and the Available Facility) of not less than USD 5,000,000; and

(iv)   not less than 3 Business Days prior to the proposed date of the loan, the Company delivers to the Lender a certificate signed by a director of the Company demonstrating (and attaching reasonable evidence and/or calculations, and in the case of any Cash by showing the aggregate balance(s) on the relevant account(s) as at close of business on the previous day) that, taking into account the proposed loan, the Company can comply with the conditions set out in paragraphs (i) to (iii) (inclusive) above

“Permitted Security”	means:-

(a) any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group

(b) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including a Multi-account Overdraft) but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors

(c)    any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement

(d)    any Security over property or assets of any Subsidiary securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under this Agreement and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof, and cash-backing arrangements in respect of rent guarantee facilities permitted pursuant to paragraph 1 of the definition of Permitted Financial Indebtedness

(e) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business

(f)     any Security over equity interests of any member of the Group in Permitted Joint Ventures securing obligations of such Joint Venture, provided that such Security is in third party form and recourse under the Security is limited to the equity interests of the Permitted Joint Venture

(g) any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:-

(i) the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group

(ii) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group and

(iii) the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset

(h)    any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:-

(i) the Security or Quasi-Security was not created in contemplation of the acquisition of that company

(ii) the principal amount secured has not increased in contemplation of or since the acquisition of that company and

(iii) the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group

(i)     any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group

(j) any Quasi-Security arising as a result of a disposal which is a Permitted Disposal and

(k)    any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under sub-clauses (a) to (j) above) does not exceed €3,850,000 (or its equivalent in other currencies)

“Permitted Transaction”	means:

(a) any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents

(b)    the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group

(c)    any loan, distribution or other payment made by any member of the Group (which is not a Borrower) to any member of the NA Group in an amount not exceeding (A) the portion of Third Party Franchise Fees paid to members of the Group (which are not Borrowers) by members of the NA Group for the use of Intellectual Property, where “Third Party Franchise Fees” means franchise fees paid to members of the NA Group by third parties under franchise or similar agreements in respect of stores operated in territories in which the Borrowers do not then own and operate their own stores plus (B) commissions paid to members of the Group (which are not Borrowers) by members of the NA Group

(d) Cost Sharing Arrangements or

(e)    transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms

“Qualifying Bank”	means any person acting on its own account which is licensed as a bank under the banking laws in force in its jurisdiction of incorporation and any branch of a legal entity, which is licensed as a bank under the banking laws in force in the jurisdiction where such branch is situated, and which, in each case, exercises as its main purpose a true banking activity, having its own bank personnel, premises, communication devices and decision making power, all in accordance with the Guidelines

“Qualifying Lender”	has the meaning given to it in Clause 16 (Tax gross-up and indemnities)

“Quarter Date”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“Quasi-Security”	has the meaning given to that term in Clause 25.12 (Negative Pledge)

“Real Property”	means:-

(a) any freehold, leasehold or immovable property and

(b) any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property

“Related Fund”	in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund

“Relevant Interbank Market”	means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market

“Relevant Jurisdiction”	means, in relation to an Obligor:-

(a) its Original Jurisdiction

(b) any jurisdiction where it conducts its business

(c) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(d) the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it

“Relevant Period”	has the meaning given to that term in Clause 24.1 (Financial definitions)

“Repeating Representations”	means each of the representations set out in Clause 22.2 (Status), Clause 22.7 (Governing law and enforcement), Clause 22.12 (No default), Clause 22.14 (Financial Statements), Clause 22.18

(Anti-corruption law), Clause 22.20 (Ranking), Clause 22.21 (Good title to assets), Clause 22.24 (Financial year end), Clause 22.25 (Centre of main interests and establishments), Clause 22.27 (Sanctions) and Clause 22.28 (IP Undertaking)

“Representative”	means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian

“Resignation Letter”	means a letter substantially in the form set out in Schedule 5 (Form of Resignation Letter)

“Restricted Party”	means a person that is:-

(a) listed on, or owned or controlled by a person listed on, a Sanctions List, or a person acting on behalf of such a person

(b)    located in or organised under the laws of a country or territory that is the subject of country or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person or

(c) otherwise a subject of Sanctions

“Rollover Loan”	means one or more Loans:-

(a) made or to be made on the same day that a maturing Loan is due to be repaid

(b) the aggregate amount of which is equal to or less than the amount of the maturing Loan

(c) in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency))

(d) made or to be made to the same Borrower for the purpose of refinancing a maturing Loan

“Sanctions”	means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority

“Sanctions Authority”	means:-

(a) the Security Council of the United Nations

(b) the United States of America

(c) the European Union

(d) the UK

(e) Hong Kong and

(f) the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including OFAC, the US Department of State, the Hong Kong Monetary Authority and Her Majesty’s Treasury

“Sanctions List”	means the Specially Designated Nationals and Blocked Persons List and the Foreign Sanctions Evaders (FSE) List maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time

“Screen Rate”	means:-

(a)    in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) and

(b)    in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate)

or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Company

“Second Effective Date”	has the meaning given to the term “Effective Date” in the Amendment and Restatement Agreement

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

“Share Charge”	means the charge over shares dated on or around the Second Effective Date and executed by CGHL in favour of the Lender

“Spanish Civil Code”	means the Spanish Civil Code, Spanish Royal Decree 24 July 1889

“Spanish Civil Procedural Act”	means the Spanish Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil, as amended from time to time

“Spanish Insolvency Law”	means the Spanish Ley 22/2003, de 9 de Julio, Concursal, as amended from time to time

“Spanish Law Security Document”	any document relating to any Security governed by Spanish law

“Specified Time”	means, save where clause 10.1 (Mandatory Prepayment) applies, a time determined in accordance with Schedule 7 (Timetables)

“Spot Rate of Exchange”	means the Lender’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 am on a particular day

“Subordinated Debt”	means all amounts due owing or incurred from the Company to CGHL under the Subordinated Loan Agreement

“Subordinated Loan Agreement”	means the intra-group revolving loan agreement dated on or around the Second Effective Date and made between CGHL and the Company

“Subordination Deed”	means the deed of subordination dated on or around the Second Effective Date and made between the Lender, the Company and CGHL

“Subsidiary”	means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006

For the purpose of Clause 21.13, “Subsidiary” shall mean in relation to any company or corporation:

(a) any company or corporation directly or indirectly controlled by the first mentioned company or corporation; or

(b) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation

“Swiss Federal Tax Administration”	means the Swiss tax authority responsible for levying Swiss Federal Withholding Tax

“Swiss Federal Withholding Tax”	means the taxes levied pursuant to the Swiss Federal Withholding Tax Act

“Swiss Federal Withholding Tax Act”	means the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer vom 13 Oktober 1965), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time

“Swiss Non-Bank Rules”	means together the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule

“Swiss Obligor”	means an Obligor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act

“Swiss Ten Non-Bank Rule”	means the rule that the aggregate number Lenders under the Facility and any Ancillary Facility, which are Non-Qualifying Banks, of a Swiss Obligor must not at any time exceed ten (10), all in accordance with the Guidelines

“Swiss Twenty Non-Bank Rule”	means the rule that (without duplication) the aggregate number of creditors (including the Lenders), which are Non-Qualifying Banks, of a Swiss Obligor under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including intra-group loans (if and to the extent intra-group loans are not exempt in accordance with art. 14a of the Swiss Federal Ordinance on Withholding Tax), loans, facilities and/or private placements (including under the Finance Documents)) must not at any time exceed twenty (20), in each case in accordance within the meaning of the Guidelines

“TARGET2”	means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007

“TARGET Day”	means any day on which TARGET2 is open for the settlement of payments in euro

“Tax”	means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)

“TEG Letter”	means a letter substantially in the form set out in Schedule 9 (Form of TEG Letter)

“Termination Date”	means the earlier of:

(a) 20 September 2017; and

(b)    the date falling 1 Month prior to the stated maturity date under the US Parent Facility Agreement (as such maturity date may be amended or extended from time to time in accordance with the terms thereof) and excluding for this purpose any maturity date arising as a result of any mandatory or voluntary prepayment under, or refinancing of, the US Parent Facility Agreement

“Total Commitments”	means the Commitment, being USD 50,000,000 at the Second Effective Date

“Trade Instruments”	means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group

“Transaction Security”	means the security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents

“Transaction Security Documents”	means:

(a) each of the documents listed in paragraph 2(b) of Schedule 2 (Conditions precedent) of the Amendment and Restatement Agreement;

(b) the Share Charge;

(c) each of the documents listed in paragraph 2(a) of Schedule 3 (Conditions subsequent) of the Amendment and Restatement Agreement; and

(d)    any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Obligors to the Lender under the Finance Documents

“Treasury Transactions”	means any derivative transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price

“Unpaid Sum”	means any sum due and payable but unpaid by an Obligor under the Finance Documents

“U.S. Bankruptcy Law”	means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law

“US GAAP”	means the generally accepted accounting principles in the United States of America

“US Parent”	means Claire’s Stores, Inc. a Florida corporation

“US Parent Facility Agreement”	means the Credit Agreement dated as of 29 May 2007 as amended and restated as of 20 September 2012 made between Claire’s Inc, Claire’s Stores Inc, the lenders stated therein and Credit Suisse AG as administrative agent as further amended as of 30 April 2014, as the same may be further amended, restated, supplemented, waived or otherwise modified from time to time, and any credit agreement or similar agreement which replaces, renews or refinances such existing agreement, whether or not with the same agent or lenders, and irrespective of any changes in the terms and conditions thereof

“Utilisation”	means a utilisation of the Facility

“Utilisation Date”	means the date of a Utilisation, being the date on which the relevant Loan is to be made

“Utilisation Request”	means a notice substantially in the form set out in Schedule 3 (Requests)

“VAT”	means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:-

(a)	the “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Lender or, if not so agreed, is in the form specified by the Lender;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)	“guarantee” means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(h)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(i)	a provision of law is a reference to that provision as amended or re-enacted;

(j)	a time of day is a reference to London time; and

(k)	the “date of this Agreement” (or similar) means 2 October 2014.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.2.5	An amount borrowed includes any amount utilised under an Ancillary Facility.

1.2.6	A Borrower “repaying” or “prepaying” Ancillary Outstandings means:-

(a)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(b)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(c)	the Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under Clauses 1.2.6(a) and (b) above is the amount of the relevant cash cover, reduction or cancellation.

1.2.7	A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions being met:-

(a)	the account is with the Ancillary Lender for which that cash cover is to be provided; and

(b)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Lender, creating a first ranking security interest over that account.

1.2.8	In this Agreement, where it relates to a person incorporated in Spain and unless the contrary intention appears, a reference to:

(a)	“insolvency” (concurso) and any step or proceeding relating to it has the meaning attributed to them under the Spanish Insolvency Law (Ley Concursal) including filing a petition under art. 5.bis of the Spanish Insolvency Law;

(b)	“winding up”, “administration” or “dissolution” shall be used to those circumstances as regulated under Spanish Law from time to time;

(c)	a “security” includes any mortgage (hipoteca), pledge (prenda) and, in general, any in rem right or financial collateral arrangement governed by Spanish law; and

(d)	a “guarantee” includes any bond (fianza), performance bond (aval), joint and several guarantee (garantia solidaria) and first demand guarantee (garantia a primer requerimiento).

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, “£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom, “€”, “EUR” and “euro” denote the single currency of the Participating Member States and “CHF” and “Swiss francs” denote the lawful currency of Switzerland.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	French terms

In this Agreement, with respect to a French Guarantor, a reference to:

1.5.1	a “composition”, “compromise”, “assignment” or similar “arrangement with any creditor” includes a “procédure de conciliation” and “mandate ad hoc” under articles L. 611-3 et seq. of the French Commercial Code (Code de commerce);

1.5.2	a “compulsory manager”, “receiver” or “administrator” includes an “administrateur judiciaire”, “mandataire ad hoc”, “conciliateur”, “liquidateur” or other similar officer;

1.5.3	a “guarantee” includes any “cautionnement, “aval” or any “garantie” which is independent from the debt for which it relates;

1.5.4	a “lease” includes any “bail” or an “opération de crédit-bail”;

1.5.5	a “merger” includes any “fusion” implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code (Code de commerce) an any operation of “transfert universel de patrimoine”;

1.5.6	a “reconstruction” includes any contribution of part of its business in consideration of shares (“apport partiel d’actifs”) and any demerger (“scission”) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code (Code de commerce);

1.5.7	a “Security” includes any type of security (“süreté réelle”), transfer by way of security, trust (“fiducie”) or any other agreement or arrangement having a similar effect;

1.5.8	a person being “unable to pay its debts” includes that person being in a state of “cessation des paiements”; and

1.5.9	a “wind-up”, “administration” or “dissolution” includes a “redressement judiciaire”,“cession totale ou partielie de 1’entreprise”, “liquidation judiciaire”, “procédure de sauvegarde financiére accélérée”, “procédure de sauvegarde accélérée” or “procédure de sauvegarde” under articles L. 620-1 et seq. of the French Commercial Code (Code de commerce).

1.6	German Issues

1.6.1	With respect to any member of the Group established and existing under the laws of Germany, any reference in this Agreement to:

(a)	“Accounting Principles” shall include and be deemed to include generally accepted accounting principles in Germany;

(b)	“Affiliate” shall include and be deemed to include an affiliated undertaking (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz);

(c)	“Subsidiary” shall include and be deemed to include a subsidiary within the meaning of sections 16 and/or 17 of the German Stock Corporation Act (Aktiengesetz);

1.6.2	To the fullest extent possible under law, each German Obligor hereby releases the Company and the Lender from any restrictions on representing several persons and self-dealing under any applicable law (including but not limited to any restrictions under Section 181 of the German Civil Code (Bürgerliches Gesetzbuch)). A German Obligor which is prevented by its constitutional documents or by-laws from granting such a release shall notify the Company and the Lender of the same immediately and shall use its best endeavours to amend its constitutional documents or by-laws so as to enable it to grant such a release.

1.6.3	In this Agreement, in relation to each German Obligor, where a German term has been used in this Agreement, such German term (and not the English term to which it relates) shall be authoritative for the purpose of the construction of this Agreement and the relating English term.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

2.1.1	Subject to the terms of this Agreement, the Lender makes available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.1.2	Subject to the terms of this Agreement and the Ancillary Documents, the Lender may make all or part of its Commitment available to any Borrower as an Ancillary Facility.

2.2	Obligors’ Agent

2.2.1	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:-

(a)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.2.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the Group (but in the case of any utilisation of any Ancillary Facility, towards prepayment of any Utilisation).

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Company promptly upon being so satisfied. The Company must ensure that all conditions precedent listed in Part 1 of Schedule 2 (Conditions precedent) are satisfied within 10 Business Days of the date of this Agreement.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Availability of Utilisations) if on the date of the Utilisation Request and on the proposed Utilisation Date:-

4.2.1	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects; and

4.2.3	if, when the most recent Compliance Certificate was delivered to the Lender, compliance with Clause 24 (Financial covenants) was not tested in accordance with Clause 24.3 (Financial testing), the Company has delivered to the Lender a revised Compliance Certificate showing compliance with Clause 24 (Financial covenants) as if such covenants had been tested when the most recent Compliance Certificate was delivered to the Lender.

4.3	Conditions relating to Optional Currencies

4.3.1	A currency will constitute an Optional Currency in relation to a Loan if:-

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(b)	it is sterling, euros, Swiss francs or has been approved by the Lender on or prior to receipt by the Lender of the relevant Utilisation Request for that Loan;

4.3.2	If the Lender has received a written request from the Company for a currency to be approved under Clause 4.3.1(b) above, the Lender will confirm to the Company by the Specified Time:-

(a)	whether or not it has granted its approval; and

(b)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

4.4.1	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation eleven or more Loans would be outstanding.

4.4.2	Any Loan made by the Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4 (Maximum number of Loans).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

Subject to Clause 5.7 (Drawstop), a Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:-

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 13 (Interest Periods).

5.2.2	Multiple Loans may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Loan must be:-

(a)	a minimum of USD 1,000,000 (or its equivalent in any Optional Currency) or, if less, the Available Facility; or

(b)	the minimum amount (and, if required, integral multiple) specified by the Lender pursuant to Clause 4.3.2(b) or, if less, the Available Facility; and

in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Availability of Utilisations

5.4.1	If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans), the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The Lender shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency, the amount of that Loan and if different, the amount to be made available in cash, by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.6	Clean down

The Company shall ensure that the aggregate of the Base Currency Amounts of:-

5.6.1	all Loans;

5.6.2	any cash loan element of the Ancillary Outstandings under all the Ancillary Facilities; and

(to the extent not included within paragraphs (a) and (b) above), any cash loans covered by a letter of credit or guarantee issued under an Ancillary Facility as contemplated by the definition of Permitted Financial Indebtedness; LESS

5.6.3	any amount of cash or Cash Equivalent Investments held by wholly-owned members of the Group,

(as confirmed in a certificate signed by a Financial Officer of the Company provided to the Lender at any time after the Clean Down Period, but in any event not later than fifteen Business Days after the end of each Financial Year) shall not exceed zero for a period of not less than five successive Business Days in each of its Financial Years (the “Clean Down Period”). Not less than six months shall elapse between two such periods.

5.7	Drawstop

Notwithstanding any other provision of this Agreement, no Utilisation Request may be submitted in respect of a Utilisation on or after the Drawstop Date unless the Lender is satisfied that the Drawstop Conditions have been met. The Lender shall notify the Company promptly upon being so satisfied.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:-

6.2.1	the Optional Currency requested is not readily available to the Lender in the amount required; or

6.2.2	compliance with the Lender’s obligation to make a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Lender will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, the Lender will be required to make the Loan in the Base Currency (in an amount equal to the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to the Base Currency Amount of the Rollover Loan that is due to be made).

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be by way of:-

7.1.1	an overdraft facility;

7.1.2	a guarantee, bonding, documentary or stand-by letter of credit facility;

7.1.3	a short term loan facility;

7.1.4	a derivatives facility;

7.1.5	a foreign exchange facility; or

7.1.6	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with the Lender.

7.2	Availability

7.2.1	If the Company and the Lender agree and except as otherwise provided in this Agreement, the Lender may provide part of its Commitment as an Ancillary Facility.

7.2.2	An Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Lender has received from the Company:-

(a)	a notice in writing of the establishment of an Ancillary Facility and specifying:-

(i)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(ii)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(iii)	the proposed type of Ancillary Facility to be provided;

(iv)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount;

(v)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(vi)	the proposed Ancillary Lender; and

(b)	any other information which the Lender may reasonably request in connection with the Ancillary Facility.

7.2.3	Subject to compliance with Clause 7.2.2 above the Ancillary Facility will be available with effect from the date agreed by the Company and the Lender.

7.3	Terms of Ancillary Facilities

7.3.1	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Lender and the Company.

7.3.2	Those terms:-

(a)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(b)	may allow only Borrowers to use the Ancillary Facility;

(c)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(d)	may not allow the Lender’s Ancillary Commitment to exceed the Lender’s Available Commitment (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(e)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date (or such earlier date as the Commitment of the Lender (or its Affiliate) is reduced to zero).

7.3.3	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(a)	Clause 33.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(b)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(c)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

7.3.4	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.3 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

7.4.1	An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

7.4.2	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment shall be reduced to zero.

7.4.3	The Lender may not demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:-

(a)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(b)	the Total Commitments have been cancelled in full, or all outstanding Utilisations have become due and payable in accordance with the terms of this Agreement; or

(c)	it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(d)	both:

(i)	the Available Commitments; and

(ii)	the notice of the demand given by the Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Utilisation;

7.4.4	If a Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:-

7.5.1	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

7.5.2	in relation to a Multi-account Overdraft:

(a)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(b)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6	Affiliates of the Lender as Ancillary Lenders

7.6.1	Subject to the terms of this Agreement, an Affiliate of the Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender.

7.6.2	The Company shall specify any relevant Affiliate of the Lender in any notice delivered by the Company to the Lender pursuant to sub-clause 7.2.2(a) (Availability).

7.6.3	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of the Lender which is not a party to that document, the Lender shall ensure that the obligation is performed by its Affiliate.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Loans

8.1.1	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.1.2	Without prejudice to each Borrower’s obligation under Clause 8.1.1 above, if one or more Loans are to be made available to a Borrower:-

(a)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)	in whole or in part for the purpose of refinancing the maturing Loan; and

the aggregate amount of the new Loans shall, unless the Company notifies the Lender to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:-

(d)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans the relevant Borrower will only be required to make a payment in cash in an amount in the relevant currency equal to that excess; and

(e)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:-

(i)	the relevant Borrower will not be required to make a payment in cash; and

(ii)	the Lender will be required to make a payment in respect of the new Loans available in cash only to the extent that the new Loans exceed the maturing Loan and the remainder of the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan.

8.1.3	Without prejudice to Clauses 8.1.1 and 8.1.2 above, all Loans which are outstanding on the Drawstop Date must be repaid in cash (and not by way of a Rollover Loan) on the Drawstop Date.

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction, for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain any Loan:-

9.1.1	that Lender shall promptly notify the Company upon becoming aware of that event;

9.1.2	upon the Lender notifying the Company, each Available Commitments will be immediately cancelled; and

9.1.3	each Borrower shall repay the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law) and the Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

9.2	Voluntary cancellation

The Company may, if it gives the Lender not less than 5 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000) of the Available Facility. Any cancellation under this Clause 9.2 (Voluntary cancellation) shall reduce the Commitment.

9.3	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it or the Company gives the Lender not less than 5 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of USD 1,000,000),

9.4	Right of repayment and cancellation

9.4.1	If:-

(a)	any sum payable to the Lender by an Obligor is required to be increased under Clause 16.2.3 (Tax gross-up); or

(b)	the Lender claims indemnification from the Company under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Total Commitment and its intention to procure the repayment of the Loans

9.4.2	On receipt of a notice of cancellation referred to in Clause 9.4.1 above, the Total Commitment shall immediately be reduced to zero.

9.4.3	On the last day of each Interest Period which ends after the Company has given notice of cancellation under Clause 9.4.1 above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Loan under the Finance Documents.

10.	MANDATORY PREPAYMENT AND CANCELLATION

10.1	Mandatory Prepayments

The Company shall procure that the Borrowers shall prepay the outstanding Loans in cash in the aggregate amount of USD 14,000,000 on or before 5 October 2016 together with, in each case, accrued interest and any Break Costs. If, on any date on which a prepayment is made, more than one Loan is outstanding, the Lender shall apply the prepayment amounts received against those Loans in such manner as it may determine (but having regard to the minimisation of any possible Break Costs).

If the Borrowers wish to reborrow any amount which is prepaid under this clause 10.1 after 5 October 2016 and in accordance with the other terms of this Agreement, the Lender agrees that the Specified Time for delivery of any Utilisation Request in respect of that reborrowing shall be 1 Business Day prior to the proposed Utilisation Date.

10.2	Exit

Upon the occurrence of:-

10.2.1	a Change of Control; or

10.2.2	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and all outstanding Loans and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

11.	RESTRICTIONS

11.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	Reborrowing of the Facility

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid (including, for the avoidance of doubt, under clause 10.1 (Mandatory prepayments)) may be reborrowed in accordance with the terms of this Agreement.

11.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.6	Effect of repayment and prepayment on Commitments

If all or part of Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5

COSTS OF UTILISATION

12.	INTEREST

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:-

12.1.1	Margin; and

12.1.2	LIBOR or, in relation to any Loan in euro, EURIBOR.

12.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Lender has agreed that any Interest Period may be longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

12.3	Default interest

12.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 12.3.2 below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 12.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

12.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:-

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

12.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4	Notification of rates of interest

The Lender shall promptly notify the relevant Borrower of the determination of a rate of interest under this Agreement.

12.5	Effective Global Rate (Taux Effectif Global)

For the purpose of articles L. 313-1 et seq., R. 313-1 and R. 313-2 of the French Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loan thereunder and each Borrower’s right to select the duration of the Interest Period of each Loan thereunder) the taux effectif global cannot be calculated at the date of this Agreement. However, each French Borrower acknowledges that it has received from the Lender a TEG Letter, containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that such letter forms part of this Agreement.

12.6	Minimum Interest for Swiss Obligors

(a)	When entering into this Agreement, the Parties have assumed that the interest payable under this Agreement is not and will not become subject to any Tax Deduction (as defined under Clause 16.1 (Definitions)) on account of Swiss Federal Withholding Tax.

(b)	Notwithstanding paragraph (a) above, if a Tax Deduction for Swiss Federal Withholding Tax is required by law in respect of any interest payable by a Swiss Obligor under a Finance Document and should it be unlawful for such Swiss Obligor to comply with Clause 16.2 (Tax gross-up) for any reason (where this would otherwise be required by the terms of Clause 16.2 (Tax gross-up)) then:

(i)	the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by Clause 12.1 (Calculation of interest) divided by 1 minus the rate at which such Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which such Tax Deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii)	that Swiss Obligor shall:

(1)	pay the relevant interest at the adjusted rate in accordance with sub-paragraph (i) above;

(2)	make such Tax Deduction on the interest so recalculated; and

(3)	all references to a rate of interest payable by a Swiss Obligor under the Finance Documents shall be construed accordingly.

(c)	To the extent that interest payable by a Swiss Obligor under a Finance Document becomes subject to Swiss Withholding Tax, each relevant Lender and each relevant Swiss Obligor shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Swiss Obligor to obtain authorisation to make interest payments (i) without them being subject to Swiss Withholding Tax or (ii) with them being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties.

(d)	The relevant Swiss Obligor shall provide the Lenders with such documents and information required for applying for a refund of such Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the relevant Swiss Obligor which will leave it (after that payment) in the same after-tax position as it would have been if the deduction of Swiss Withholding Tax had not been required to be made by the relevant Swiss Obligor, further provided that the relevant Swiss Obligor has fully complied with its obligations under paragraph (b) of Clause 12.6 (Minimum interest for Swiss Obligors).

(e)	A Swiss Obligor shall not be required to make an increased payment to any specific Lender under paragraph (a) above if Swiss Federal Withholding Tax is triggered as a direct result of such Lender breaching the assignment, transfer and exposure transfer provisions pursuant to Clause 27 (Changes to the Lender) or the incorrectness of the representation made by such Lender according to Clause 16.5 (Lender Status Confirmation).

13.	INTEREST PERIODS

13.1	Selection of Interest Periods

13.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

13.1.2	Subject to this Clause 13 (Interest Periods), a Borrower (or the Company) may select an Interest Period of one Month or any other period agreed between the Company and the Lender.

13.1.3	An Interest Period for a Loan shall not extend beyond:

(a)	the Drawstop Date; or

(b)	if the Lender has notified the Company that the Drawstop Conditions have been satisfied, the Termination Date.

13.1.4	Each Interest Period for a Loan shall start on the Utilisation Date.

13.1.5	A Loan has one Interest Period only.

“Market Disruption Event” means:-

(a)    at or about noon on the Quotation Day for the relevant Interest Period LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Rate Banks and none or only one of the Base Reference Banks supplies a rate to the Lender to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period or

(b)    before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of funding that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR

14.3	Alternative basis of interest or funding

14.3.1	If a Market Disruption Event occurs and the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

14.3.2	Any alternative basis agreed pursuant to Clause 14.3.1 above shall be binding on all Parties.

14.4	Break Costs

14.4.1	Each Borrower shall, within five Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

14.4.2	The Lender shall, as soon as reasonably practicable after a demand by the Company, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	FEES

15.1	Commitment fee

15.1.1	The Company shall pay to the Lender a fee in the Base Currency computed at the rate of 35 per cent. of the Margin per annum on the Available Commitment for the Availability Period.

15.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.

15.2	Arrangement fee

The Company shall pay to the Lender an arrangement fee of €350,000 on the earlier of:-

15.2.1	the date falling five Business Days from date of this Agreement; and

15.2.2	the date of the first Utilisation of the Facility.

15.3	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.	TAX GROSS UP AND INDEMNITIES

16.1	Definitions

In this Agreement:-

“Borrower DTTP Filing”	means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a) contains the scheme reference number and jurisdiction of tax residence supplied to the relevant Borrower to the Lender on or before the date of this Agreement; and

(i) where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii) where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(b) supplied by the New Lender to the Company, and

(i) where the Borrower is a Borrower as at the relevant date of transfer or assignment to the New Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)    where the Borrower is not a Borrower as at the relevant date of transfer or assignment to the New Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower

“Borrower’s Tax Jurisdiction”	means the jurisdiction in which a Borrower is resident for tax purposes, in the case of an Original Borrower, as at the date of this Agreement and in the case of an Additional Borrower, as at the date on which it becomes a Borrower

“German Borrower”	means a Borrower resident for tax purposes in Germany

the Lender is a “Qualifying Lender” at any time at which it is:-	(A) in respect of interest payable by a Borrower other than a German Borrower:-

(a) beneficially entitled to interest payable in respect of an advance under a Finance Document and is:-

(i)     a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(ii)    in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance

(b) beneficially entitled to the interest payable on an advance made under a Finance Document and is:-

(i) a company resident in the United Kingdom for United Kingdom tax purposes

(ii) a partnership each member of which is:-

(A) a company so resident in the United Kingdom or

(B)   a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA

(iii)  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company or

(c) beneficially entitled to the interest payable on an advance made under a Finance Document and is a Treaty Lender or

(d) a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document or

(e) for purposes of Swiss Federal Withholding Tax any Lender.

(B) in respect of interest payable by a German Borrower:

beneficially entitled to the interest payable on an advance made under a Finance Document and is:

(a) lending through a Facility Office in Germany; or

(b) a Treaty Lender

“Tax Confirmation”	means a confirmation by the Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:-

(a) a company resident in the United Kingdom for United Kingdom tax purposes

(b) a partnership each member of which is:-

(i) a company so resident in the United Kingdom or

(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or

(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company

“Tax Credit”	means a credit against, relief or remission for, or repayment of any Tax

“Tax Deduction”	means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction

“Tax Payment”	means either the increase in a payment made by an Obligor to the Lender under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity)

the Lender is a “Treaty Lender” at any time at which it:-	(a) is treated as a resident of a Treaty State for the purposes of the Treaty

(b)    does not carry on a business in the Borrower’s Tax Jurisdiction (or the jurisdiction of source of the interest (if different)) through a permanent establishment with which the Loan is effectively connected and

(c) satisfies any other conditions which must be satisfied under the relevant Treaty for it to obtain full exemption from Tax imposed by the Borrower’s Tax Jurisdiction

“Treaty State”	means a jurisdiction having a double taxation agreement (a “Treaty”) with the Borrower’s Tax Jurisdiction (or the jurisdiction of source of the interest (if different)) which makes provision for full exemption from tax imposed by the Borrower’s Tax Jurisdiction (or the jurisdiction of source of the interest (if different)) on interest

“UK Non-Bank Lender”	means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the documentation executed by it in accordance with Clause 27 (Changes to the Lender) pursuant to which it becomes a Party

Unless a contrary indication appears, in this Clause 16 (Tax Gross Up and Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

16.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

16.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Company and the Obligor on becoming so aware in respect of a payment payable to it.

16.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

16.2.4	A payment shall not be increased under Clause 16.2.3 above by reason of a Tax Deduction on account of Tax imposed by the Borrower’s Tax Jurisdiction, if on the date on which the payment falls due:-

(a)	the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the Lender is a Qualifying Lender solely by virtue of sub-clause (b) of the definition of Qualifying Lender and:-

(i)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the Lender is a Qualifying Lender solely by virtue of sub-clause (b) of the definition of Qualifying Lender and:-

(i)	the Lender has not given a Tax Confirmation to the Company; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(d)	the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clauses 16.2.7 to 16.2.9 (as applicable) below.

16.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

16.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender a statement under section 975 of the ITA (in respect of a Borrower incorporated in the United Kingdom) or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

16.2.7	Subject to Clause 16.2.8 below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

16.2.8	A:

(a)	Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to the Company prior to the date of this Agreement; and

(b)	New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to the Company prior to the date of the transfer or assignment taking place, and, having done so, that Lender shall be under no obligation pursuant to Clause 16.2.7 above. Clause 16.2.8 shall not apply in respect of payments made by a German Obligor

16.2.9	If the Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 16.2.8 above and:

(a)	the Borrower making a payment to the Lender has not made a Borrower DTTP Filing in respect of the Lender; or

(b)	the Borrower making a payment to the Lender has made a Borrower DTTP Filing in respect of the Lender but:

(i)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(ii)	HM Revenue & Customs has not given the Borrower authority to make payments to the Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified the Lender in writing, the Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

16.2.10	If the Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 16.2.8 above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of the Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

16.2.11	The Borrower incorporated in the United Kingdom shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Lender.

16.2.12	If the Lender is a UK Non-Bank Lender on the day on which this Agreement is entered into, it gives a Tax Confirmation to the Company by entering into this Agreement.

16.2.13	A UK Non-Bank Lender shall promptly notify the Company if there is any change in the position from that set out in the Tax Confirmation.

16.3	Tax indemnity

16.3.1	The Company shall (within five Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

16.3.2	Clause 16.3.1 above shall not apply:-

(a)	with respect to any Tax assessed on the Lender:-

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost:-

(i)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up) or Clause 12.6 (Minimum interest for Swiss Obligors);

(ii)	would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) or Clause 12.6 (Minimum interest for Swiss Obligors) but was not so compensated solely because one of the exclusions in Clause 16.2.4 or Clause 12.6 applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

16.3.3	If the Lender makes or intends to make a claim under Clause 16.3.1 above it shall promptly notify the Company of the event which will give, or has given, rise to the claim.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:-

16.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

16.4.2	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Lender Status Confirmation

A Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the documentation executed by it in accordance with Clause 27 (Changes to the Lender) pursuant to which it becomes a Party, and without liability to any Obligor, which of the following categories it falls in (in respect of a Borrower):-

16.5.1	not a Qualifying Lender;

16.5.2	a Qualifying Lender (other than a Treaty Lender): or

16.5.3	a Treaty Lender and whether it is:

16.5.4	a Qualifying Bank; or

16.5.5	a Non-Qualifying Bank.

If a New Lender fails to indicate its status in accordance with this Clause 16.5 (Lender Status Confirmation) then such New Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender and a Non-Qualifying Bank until such time as it notifies the Company which category applies.

16.6	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.7	VAT

16.7.1	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 16.7.2 below, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

16.7.2	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

16.7.3	Any reference in this Clause 16.7 (VAT) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

16.7.4	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

16.8	FATCA Information

16.8.1	Subject to Clause (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

16.8.2	If a Party confirms to another Party pursuant to Clause 16.8.1(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

16.8.3	Clause 16.8.1 above shall not oblige the Lender to do anything, and Clause 16.8.1(c) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

16.8.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

16.8.5	If a Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten Business Days of:

(a)	where an Original Borrower is a US Tax Obligor and the Lender is the Original Lender, the date of this Agreement;

(b)	where a Borrower is a US Tax Obligor on a Transfer Date and the Lender is a New Lender, the relevant Transfer Date;

(c)	the date a new US Tax Obligor accedes as a Borrower; or

(d)	where a Borrower is not a US Tax Obligor, the date of a request from the Lender,

16.8.6	supply to the Company:

(a)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(b)	any withholding statement or other document, authorisation or waiver as the Lender may require to certify or establish the status of the Lender under FATCA or that other law or regulation.

16.8.7	If any withholding certificate, withholding statement, document, authorisation or waiver provided by the Lender pursuant to paragraph 16.8.6 above is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Company).

16.9	FATCA Deduction

16.9.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

16.9.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Lender.

17.	INCREASED COSTS

17.1	Increased costs

17.1.1	Subject to Clause 17.3 (Exceptions) the Company shall, within five Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III or CRD IV (or any law or regulation which implements or applies Basel III or CRD IV).

17.1.2	In this Agreement

“Increased Costs” means:-

(a)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitments or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

“Basel III” means:-

(a)	the agreements of capital requirements, a leverage ratio and liquidity standard contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

“CRD IV” means:-

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

17.2	Increased cost claims

17.2.1	If the Lender intends to make a claim pursuant to Clause 17.1 (Increased costs) it shall notify the Company of the event giving rise to the claim.

17.2.2	The Lender shall, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

17.3.1	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:-

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 16.3.2 applied);

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

17.3.2	In this Clause 17.3 (Exceptions) a reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.	OTHER INDEMNITIES

18.1	Currency indemnity

18.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:-

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

18.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Lender against any cost, loss or liability incurred as a result of:-

18.2.1	the occurrence of any Event of Default;

18.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

18.2.3	funding, or making arrangements to fund a Loan requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

18.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

18.3	Further indemnities

18.3.1	The Company shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:-

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.3.2	Each Obligor shall promptly indemnify the Lender against any cost, loss or liability incurred by it as a result of:-

(a)	the exercise of any of the rights, powers, discretions and remedies vested in the Lender by the Finance Documents or by law;

(b)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)	the taking, holding, protection or enforcement of the Transaction Security.

19.	MITIGATION BY THE LENDER

19.1	Mitigation

19.1.1	The Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax gross-up and indemnities), or Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

19.1.2	Clause 19.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

19.2.1	The Company shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 19.1 (Mitigation).

19.2.2	The Lender is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Company shall promptly within five Business Days of demand pay the Lender the amount of all costs and expenses (including legal fees and subject to any agreed caps) reasonably incurred by it in connection with the negotiation, preparation, printing, execution of:-

20.1.1	this Agreement and any other documents referred to in this Agreement; and

20.1.2	any other Finance Documents executed after the date of this Agreement and the Transaction Security.

20.2	Amendment costs

If:

20.2.1	an Obligor requests an amendment, waiver or consent; or

20.2.2	an amendment is required pursuant to Clause 30.6 (Change of currency),

the Company shall, within five Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees and subject to any agreed caps) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

21.	GUARANTEE AND INDEMNITY

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:-

21.1.1	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

21.1.2	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

21.1.3	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences

The obligations of each Guarantor under this Clause 21 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (Guarantee and indemnity) (without limitation and whether or not known to it or the Lender) including:-

21.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

21.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

21.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

21.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

21.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

21.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

21.4.7	any insolvency or similar proceedings.

21.5	Guarantor Intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:-

21.7.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

21.7.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21 (Guarantee and Indemnity).

21.8	Deferral of Guarantors’ rights

21.8.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21 (Guarantee and indemnity):-

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

21.8.2	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 30 (Payment mechanics).

21.9	Release of Guarantors right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:-

21.9.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

21.9.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10	Guarantee Limitations (Germany)

21.10.1	The Lender shall be entitled to enforce the Guarantee against each Guarantor incorporated and existing under the laws of Germany as a company with limited liability (Gesellschaft mit beschränkter Haftung) (each a “German Guarantor”) without limitation in respect of:-

(a)	all and any amounts which are owed under the Finance Documents by the German Guarantor itself or by any of its Subsidiaries (other than as a result of such German Guarantor’s or its Subsidiary’s obligation under the Guarantee in this Clause 21); and

(b)	all and any amounts which correspond to funds which have been borrowed under any of the Finance Documents to the extent on-lent or otherwise passed on to, or issued for the benefit of, any of the German Guarantors or any of their Subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time.

21.10.2	The Lender shall not be entitled to enforce the Guarantee against a German Guarantor, if and to the extent that:-

(a)	the Guarantee secures the obligations of an Obligor which is (i) a shareholder of the German Guarantor or (ii) an affiliated company in which a shareholder of the German Guarantor (other than the German Guarantor and its Subsidiaries) directly or indirectly holds any shares, provided that such enforcement would be regarded as a payment (Auszahlung) to a shareholder of the German Guarantor within the meaning of section 30 of the German Act on Companies with Limited Liability (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (as amended from time to time);

(b)	the German Guarantor as dependent (abhängig) and/or profit transferring (gewinnabführend) company has not entered into a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with such shareholder or affiliate; and

(c)

the enforcement of the Guarantee would (i) have the effect of reducing the German Guarantor’s net assets (Reinvermögen) (hereinafter: “Net Assets”) to an amount of less than its registered share capital or, if the Net Assets are already an amount of less than its registered share capital, of causing such amount to be further reduced and (ii) thereby affect the assets required for the mandatory preservation of the German Guarantor’s registered share capital according to section 30 of the German Act on Companies with Limited Liability (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (as amended from time to time), provided that the amount of the registered share capital to be taken into account shall be the amount registered in the commercial register as at the date hereof and is actually paid in, and any increase of the registered share capital after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Lender.

21.10.3	The Net Assets shall be calculated as an amount equal to the sum of the book values of the German Guarantor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the aggregate amount of the German Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code (Handelsgesetzbuch)), save that:-

(a)	obligations under loans or other contractual liabilities incurred by the German Guarantor which (i) are subordinated within the meaning of section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) or (ii) have been incurred in violation of the provisions of the Finance Documents, shall (in each case) not be taken into account as liabilities; and

(b)	the Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchfuhrüng) and be based on the same principles which were applied by the German Guarantor in the preparation of its (at the time in question) most recent annual commercial law balance sheet (handelsbilanzielle Jahresbilanz).

21.10.4	Provided that the Guarantee cannot be fully enforced against the German Guarantor due to the limitations in Clause 21.10.2, the German Guarantor shall, on request of the Lenders, realise, to the extent legally permitted and in order to enable the Lender to enforce the Guarantee in full or with less limitations, any and all of its assets which are not required for the German Guarantor’s business (nicht betriebsnotwendig) and where the book value (Buchwert) of such asset or assets shown in the most recent annual commercial law balance sheet (handelsbilanzielle Jahresbilanz) is significantly lower than the market value of the asset or assets, within a time period reasonably required in order to realise any such asset or assets.

21.10.5	Provided that the Guarantee cannot be fully enforced against the German Guarantor due to the limitations in Clause 21.10.2, the German Guarantor shall, to the extent that the German Guarantor is legally permitted to do so and in order to enable the Lender to enforce the Guarantee in full or with less limitations, take measures (including, without limitation, setting-off claims or dissolution of hidden reserves) to increase the amount of Net Assets.

21.10.6	Without prejudice to Clause 21.10.7, the enforcement of the Guarantee shall only be limited pursuant to Clause 21.10.2 above if the German Guarantor delivers to the Lender, without undue delay:-

(a)	but no later than within 20 Business Days after receipt of a request for payment under the Guarantee by the Lender, a notice in writing specifying:-

(i)	to what extent the Guarantee should not be enforced under Clause 21.10.2 above; and

(ii)	the amounts which would, if the Guarantee were enforced, have the effect of (1) reducing the German Guarantor’s Net Assets to an amount of less than its registered share capital or, if the Net Assets are already an amount of less than its registered share capital, of causing such amount to be further reduced and (2) thereby affecting the assets required for the obligatory preservation of the German Guarantor’s registered share capital according to section 30 of the German Act on Companies with Limited Liability (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (as amended from time to time), and provides with such notice sufficient supporting evidence, including, without limitation, an up-to-date pro forma balance sheet and a detailed calculation of the Net Assets in accordance with Clauses 21.10.2 to 21.10.5 above (the “Management Determination”);

(b)	but not later than within 45 Business Days after receipt of a request for payment under the Guarantee by the Lender, an up-to-date balance sheet prepared by a firm of auditors of international standard and reputation which shows the value of the German Guarantor’s Net Assets (hereinafter: “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 21.10.3 above and shall contain additional information (in reasonable detail) relating to items to be adjusted pursuant to Clause 21.10.3 above.

21.10.7	If the Lender has enforced the Guarantee without limitation because the Management Determination and/or the Balance Sheet was not delivered or not delivered within the relevant time, the Lender shall, upon demand of the German Guarantor, repay to the German Guarantor any amount which according to the Management Determination and/or the Balance Sheet has been enforced in excess, provided that (i) such Management Determination and/or the Balance Sheet also confirms that, in this point time Clause 21.10.2 would lead to a limitation of the Guarantee and (ii) such Management Determination and/or Balance Sheet is delivered not later than an additional 20 Business Days after it should have been delivered. For the avoidance of doubt, the Lender is entitled, in any event, to enforce the Guarantee without limitation to the extent enforcement is not restricted based on the Management Determination and the Balance Sheet.

21.10.8	If the Lender disagrees with the Management Determination and/or the Balance Sheet, it shall notify the German Guarantor concerned accordingly. The Lender shall be entitled to enforce the Guarantee and to apply the proceeds to settle its claims without limitation up to the amount which is undisputed between it and the German Guarantor concerned. In relation to the amount which is disputed by the Lender, the Lender shall be entitled to further pursue its claims under the Guarantee if and to the extent that an up-to-date balance sheet prepared by a firm of auditors of international standard and reputation opposing the Balance Sheet (hereinafter: “Opposing Balance Sheet”) shows that the limitations under Clause 21.10.2 shall not apply. The Opposing Balance Sheet shall be prepared in accordance with the principles set out in Clause 21.10.3 above.

21.10.9	In relation to any amounts exceeding the amount which according to the Management Determination, the Balance Sheet and, as the case may be, the Opposing Balance Sheet can be enforced in compliance with the limitations set out in Clause 21.10.2 above for which the German Guarantors are liable under the Guarantee, the Lender shall be entitled to further pursue its claims (if any) after expiry of three (3) months from the date the Balance Sheet was delivered to the Lender. However, the German Guarantor concerned is entitled to prove that this amount is still necessary for maintaining its registered share capital (calculated as of the date the demand under this Guarantee was made).

21.10.10	The limitations set out in Clause 21.10.2 above shall not apply:-

(a)	if and to the extent that, despite being in a position to take measures as described in Clause 21.10.4 and Clause 21.10.5 and requested to do so by the Lender, the German Guarantor fails to take such measures; or

(b)	if, at the time the Guarantee is enforced, the limitations set out in Clause 21.10.2 above are no longer required in order to protect the managing directors of the German Guarantor to incur any personal liability exposure with respect to breaches of Section 30 of the German Act on Companies with Limited Liability (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (as amended from time to time).

21.10.11	No reduction of the amount enforceable pursuant to the Guarantee shall prejudice the right of the Lender to continue enforcing this Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until there has been full satisfaction of all claims under the Guarantee.

21.11	Guarantee Limitations (French)

21.11.1	Pursuant to articles L. 632-1, I and L. 632-2 of the French Commercial Code (Code de commerce), paragraph 21.4.7 of Clause 21.4 (Waiver of defences) shall not apply to a French Guarantor.

21.11.2	Notwithstanding anything to the contrary in Clause 21.1 (Guarantee and indemnity) of the Agreement, the liability of any French Guarantor in its capacity as a Guarantor is subject to the following limitations:-

(a)	the obligations and liabilities of any French Guarantor under the Finance Documents and in particular under Clause 21.1 (Guarantee and indemnity) of this agreement shall not include any obligation or liability which if incurred would constitute the provision of unlawful financial assistance (assistance financiére prohibee) within the meaning of article L. 225-216 of the French Commercial Code (Code de commerce) and/or would constitute a majority shareholding misuse or a misuse of corporate assets within the meaning of articles L. 241-3, L. 242-6 or L. 244-1 of the French Commercial Code (Code de commerce) or any other laws or regulations having the same effect, as interpreted by French courts;

(b)	the obligations and the liabilities of any French Guarantor under Clause 21.1 (Guarantee and indemnity) of this Agreement for the obligations under the Finance Documents of any other Obligor which is not a Subsidiary of that French Guarantor, shall be limited at any time to an amount equal to the greater of (i) and (ii) below:

(i)	an amount equal to the difference between:

(1)	the aggregate of all amounts borrowed directly or indirectly under the Agreement by such other Obligor as Borrower to the extent directly or indirectly on-lent or otherwise provided by such Borrower to that French Guarantor and/or its Subsidiaries under inter-company loan agreements or similar arrangements and outstanding at the date a payment is to be made by that French Guarantor under Clause 21.1 (Guarantee and indemnity) of this Agreement; and

(2)	the aggregate of all the amounts already received by the Lender from the French Guarantor pursuant to Clause 21.1 (Guarantee and indemnity), and

(ii)	an amount equal to the greater of:

(1)	75% of the aggregate amount of items (a) to (d) of the definition of Cash and items (a) to (f) of the definition of Cash Equivalent Investments held or belonging to the French Guarantor calculated as at the date hereof; and

(2)	75% of the aggregate amount of items (a) to (d) of the definition of Cash and items (a) to (f) of the definition of Cash Equivalent Investments held or belonging to the French Guarantor calculated at the date on which demand is made.

(c)	the obligations and the liabilities of the French Guarantor under Clause 21.1 (Guarantee and indemnity) of this Agreement for the obligations under the Finance Documents of any Obligor which is its Subsidiary shall not, in relation to amounts due by such Obligor as Borrower, be limited and shall therefore cover all amounts due by such Obligor as borrower and shall cover, in relation to amounts due by such Obligor as Guarantor, all amounts due by such Obligor as Guarantor subject to the limitations set out in paragraphs (a) and (b) above as if the same applied mutatis mutandis to such Obligor.

For the avoidance of doubt, it is acknowledged that each French Guarantor shall not be considered as “co-débiteur solidaire” as to their obligations pursuant it the guarantees given in accordance with this Clause 21.

21.12	Guarantee Limitations (Spanish)

Without prejudice of the foregoing and regarding the Spanish Guarantor:

(a)	the Spanish Guarantor expressly acknowledges that its guarantee hereunder shall take the form of a first demand guarantee, and not of a guarantee (“fianza”) under section 1,822 et seq. of the Spanish Civil Code (“Código Civil”) and, therefore, the benefits of discussion (“excusión”), division (“division”) and priority (“orden”), conferred by Spanish Law to a debtor, shall not apply to this guarantee.

(b)	The obligations assumed by the Spanish Guarantor pursuant to its guarantee shall be of autonomous, independent and abstract nature, so that it shall not be affected and shall remain in full force and effect even in the event that any of obligations guaranteed is void from the outset or subsequently voided; even if it is due to a situation of insolvency (“concurso”) affecting any Obligor, whether insolvency is declared pursuant to a voluntary filing by such Obligor (“concurso voluntario”) or pursuant to a filing by any third party (“concurso necesario”).

(c)	The maximum amount of any guarantee provided by a Spanish Guarantor shall be limited to the amount that would make the net equity of the Spanish Guarantor lower than half of its share capital, or, in any case, to the amount that would render the Spanish Guarantor unable to pay its debts as they fall due or need to enter into negotiations with its creditors and/or file for the opening of bankruptcy (“concurso”) proceedings.

21.13	Guarantee Limitations (Swiss)

21.13.1	If and to the extent that a Swiss Obligor becomes liable under this Agreement or any other Finance Document for obligations of its Affiliates other than its direct or indirect Subsidiaries (the “Restricted Obligations”) and if complying with the Restricted Obligations were restricted or not permitted under then applicable Swiss corporate law, the aggregate liability of the Swiss Guarantor for Restricted Obligations shall be limited to the amount of unrestricted equity capital surplus (including the unrestricted portion of general and statutory reserves, other free reserves, retained earnings and, to the extent permitted by then applicable law, current net profits) available for distribution as dividends to the shareholders of the Swiss Obligor at the time the Swiss Obligor is required to perform under this Agreement or any other Finance Document (the “Maximum Amount”), provided that this is a requirement under then applicable Swiss law and understood that such limitation shall not free the Swiss Obligor from its obligations in excess of the Maximum Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted.

21.13.2	After having been requested to perform the Restricted Obligations under this Agreement or any other Finance Document, the Swiss Obligor shall (i) perform any obligations which are not affected by the above limitations, and (ii) in respect of any balance, if and to the extent requested by the Lender or required under then applicable Swiss law, provide the Lender with an interim balance sheet audited by the statutory auditors of the Swiss Obligor setting out the Maximum Amount, take any further corporate and other action as may be required (such as board and shareholders’ approvals and the receipt of any confirmations from the Swiss Obligor’s statutory auditors) and other measures necessary to allow the Swiss Obligor to make the payments agreed hereunder with a minimum of limitations and, thereafter, pay up to the Maximum Amount to the Lender.

21.13.3	In relation to payments made hereunder in satisfaction of Restricted Obligations, the Swiss Obligor shall:

(a)	if and to the extent required by applicable law and subject to any applicable double tax treaties in force at the relevant time:

(i)	use its best efforts to ensure that such payment can be made without deduction of Swiss Federal Withholding Tax by discharging the liability to withhold such Swiss Federal Withholding Tax by notification pursuant to applicable law rather than payment of the Swiss Federal Withholding Tax and if such notification procedure is not applicable deduct Swiss Federal Withholding Tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any such payment;

(ii)	pay any such deduction to the Swiss Federal Tax Administration; and

(iii)	notify and provide evidence to the Lender that the Swiss Federal Withholding Tax has been paid or notified to the Swiss Federal Tax Administration;

(b)	after a deduction for Swiss Federal Withholding Tax is made as required by applicable law, use its best efforts to ensure that any person other than the Lender, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii)	pay to the Lender upon receipt any amounts so refunded; or

(iii)	if the Lender is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Lender, shall provide the Lender those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for the Lender, to prepare a claim for refund of Swiss Withholding Tax.

21.13.4	For the avoidance of doubt, where a deduction for Swiss Federal Withholding Tax is required pursuant to Clause 21.13.3 above, the Swiss Obligor shall not be obliged to gross-up its payment Clause 16.2 (tax gross-up).

21.14	Additional security

This guarantee is in addition to and is not in any way prejudiced by the Transaction Security or any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.	REPRESENTATIONS

22.1	General

Each Obligor makes the representations and warranties set out in this Clause 22 (Representations) to the Lender.

22.2	Status

22.2.1	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

22.2.2	Each of its Subsidiaries is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

22.2.3	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

22.3	Binding obligations

22.3.1	Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

22.3.2	The Company’s obligations and liabilities expressed to be assumed by it in each Finance Document will not extend to include any obligation or liability which would constitute unlawful financial assistance within the meaning of section 72 of the Companies Act 1930 of Gibraltar.

22.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:-

22.4.1	any law or regulation applicable to it;

22.4.2	the constitutional documents of any member of the Group; or

22.4.3	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case to the extent that such contravention has or is reasonably likely to have a Material Adverse Effect.

22.5	Power and authority

22.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5.2	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

22.6	Validity and admissibility in evidence

22.6.1	All Authorisations required:-

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

22.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

22.7	Governing law and enforcement

Subject to the Legal Reservations:

22.7.1	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

22.7.2	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.8	Insolvency

No:-

22.8.1	corporate action, legal proceeding or other procedure or step described in Clause 26.7.1(a); or

22.8.2	creditors’ process described in Clause 26.8 (Creditors’ process), has been taken or, to the knowledge of the Company, threatened in relation to an Obligor and none of the circumstances described in Clause 26.6 (Insolvency) applies to an Obligor, or for the purpose of Clause 26.6.2, the Group taken as a whole.

22.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to the Lender when it is:-

22.9.1	a Qualifying Lender:-

(a)	falling within sub-clause (a) of the definition of Qualifying Lender;

(b)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within sub-clause (b) of the definition of Qualifying Lender;

(c)	falling within sub-clause (d) of the definition of Qualifying Lender;

(d)	falling within sub-clause (e) of the definition of Qualifying Lender; or

22.9.2	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

22.10	Compliance with Swiss Non-Bank Rules

Each Swiss Obligor is and will be in compliance with the Swiss Non-Bank Rules at any time during the term of this Agreement. Each Swiss Obligor shall assume for the purposes of determining the total number of its creditors which are Non-Qualifying Banks with regard to the 20 Non-Bank Rule that at all times there may be up to ten Lenders that are Non-Qualifying Banks under this Agreement. A Swiss Obligor shall not be in breach of this representation if it is a direct result of one or more Lenders breaching the assignment, transfer and exposure transfer provisions according to Clause 27 (Changes to the Lender) or one or more Lenders giving an incorrect status confirmation under Clause 16.5 (Lender Status Confirmation).

22.11	No filing or stamp taxes

Subject to the Legal Reservations, under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

22.12	No default

22.12.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

22.12.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

22.13	No misleading information

22.13.1	Any written information (other than projections or forecasts or information of a general economic nature or general industry nature) (the “Information”) concerning any of the Obligors or any members of the Group, this Agreement and the transactions contemplated by this Agreement made available to the Lender by the Obligors in connection with this Agreement and the transactions contemplated by this Agreement, when taken as a whole, was true and correct in all material respects, as of the date such Information was provided to the Lender and as at the date of this Agreement and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

22.13.2	The projections or forecasts or information of a general economic nature or general industry nature prepared by or on behalf of the Company and that have been made available to the Lender in connection with this Agreement and the transactions contemplated by this Agreement (i) have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof (it being understood that actual results may vary materially from the projections or forecasts), as at the date such projections and forecasts are provided to the Lender and as at the date of this Agreement and (ii) as at the date of this Agreement have not been modified in any material respect by the Company.

22.14	Financial statements

22.14.1	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

22.14.2	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations during the relevant financial year.

22.14.3	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

22.14.4	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements.

22.14.5	Its most recent financial statements delivered pursuant to Clause 23.1 (Financial Statements):-

(a)	have been prepared in accordance with the applicable Accounting Principles as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

22.14.6	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

22.14.7	Since the date of the most recent financial statements delivered pursuant to Clause 23.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group.

22.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

22.16	No breach of laws

22.16.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

22.16.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

22.17	Taxation

22.17.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of €190,000 (or its equivalent in any other currency) or more.

22.17.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or a claim against, any member of the Group of €190,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

22.17.3	It is resident for Tax purposes only in its Original Jurisdiction.

22.18	Anti-corruption law

Each member of the Group has conducted its business in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

22.19	Security and Financial Indebtedness

22.19.1	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

22.19.2	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

22.20	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

22.21	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

22.22	Group Structure Chart[1]

The Group Structure Chart delivered to the Lender pursuant to Part 1 of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information:-

22.22.1	in respect of each member of the Group, its current name and its jurisdiction of incorporation;

22.22.2	in respect of the Obligors, its company registration number, its Original Jurisdiction, and/or its jurisdiction of establishment, a list of shareholders and indicating whether a company is a Dormant Subsidiary or is not a company with limited liability; and

22.22.3	all minority interests in any Obligor and any person in which an Obligor holds shares in its issued share capital or equivalent ownership interest of such person.

22.23	Obligors

The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA (as defined in Clause 24.1 (Financial definitions))) and the aggregate gross assets of the Guarantors on the date of this Agreement (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 75% of EBITDA (as defined in Clause 24.1 (Financial definitions)) and the consolidated gross assets of the Group, excluding any purchase accounting adjustments not allocated to any of the Subsidiaries.

22.24	Financial year end

The financial year end of the Group is the Saturday closest to 31 January in each year.

22.25	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

[1]	Note: this is not a repeating representation so no amendments have been made.

22.26	Pensions

22.26.1	No member of the Group has any pension scheme other than any pension scheme required by any applicable law and which is funded in accordance with applicable law.

22.26.2	Each member of the Group is in compliance with all applicable material laws relating to the pension schemes (if any) maintained for the benefit of its employees.

22.26.3	No current, or prior, pension scheme of any member of the Group is, or was, a defined benefit scheme.

22.27	Sanctions

Save to the extent that the making of any representations in this Clause 22.27 would otherwise result in the contravention of any applicable law, neither it nor any of its Subsidiaries, nor any directors, officers, or to its knowledge, employees, agents or affiliates of it or any of its Subsidiaries:-

22.27.1	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

22.27.2	is or has ever been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

22.27.3	is engaging, or in the 5 years prior to the date of this Agreement has engaged, in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

22.27.4	is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

22.28	IP Undertaking

The IP Undertaking remains in full force and effect in accordance with its terms.

22.29	Repetition

22.29.1	All the representations and warranties in this Clause 22 are made by each Obligor on the date of this Agreement.

22.29.2	The Repeating Representations are deemed to be made by each Obligor on:-

(a)	the date of each Utilisation Request, on each Utilisation Date, the first day of each Interest Period (except those contained in Clauses 22.14.1 to 22.14.5 will cease to be made once subsequent financial statements have been delivered under this Agreement); and

(b)	in the case of an Additional Obligor (except in relation to the representations and warranties at Clause 22.13 (No misleading information) and Clause 22.21 (Group Structure Chart)), the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

22.29.3	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing as at the date the representation or warranty is deemed to be made.

23.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 23:-

“Annual Financial Statements”	means the financial statements for a Financial Year delivered pursuant to Clause 23.1.1(a)

“Quarterly Financial Statements”	means the financial statements delivered pursuant to Clause 23.1.2 and any unaudited consolidated financial statements of the Company for any Financial Quarter ended prior to the date of this Agreement

23.1	Financial statements

The Company shall supply to the Lender:-

23.1.1	as soon as the same become available, but in any event:-

(a)	within 120 days after the end of each of its Financial Years:

(i)	its consolidated financial statements for that Financial Year; and

(ii)	the consolidated financial statements of CGHL for that Financial Year,

which shall be satisfied by providing audited Annual Financial Statements of the US Parent that includes CGHL’s and the Company’s financial statements (balance sheet, income statement and statement of cash flows), as part of the disclosure of supplemental consolidating financial information of the US Parent; and

(b)	if required for statutory purposes, within the statutory time limit for the filing in that Obligor’s jurisdiction of incorporation, the annual financial statements of each Obligor filed pursuant to these statutory requirements for that Financial Year; and

23.1.2	within:

(a)	45 days after the end of each Financial Quarter of each of its Financial Years (other than the last Financial Quarter in each of its Financial Years);

(b)	90 days after the end of the last Financial Quarter in each of its Financial Years,

the Company’s unaudited consolidated financial statements for that Financial Quarter.

23.2	Provision and contents of Compliance Certificate

23.2.1	The Company shall supply a Compliance Certificate to the Lender, with each set of its audited consolidated Annual Financial Statements and each set of unaudited consolidated Quarterly Financial Statements.

23.2.2	The Compliance Certificate shall, amongst other things, set out (in reasonable detail):

(a)	computations as to compliance with Clause 24 (Financial covenants), if compliance with Clause 24 (Financial covenants) is to be tested in relation to those financial statements in accordance with Clause 24.3 (Financial testing); and

(b)	(in each Compliance Certificate delivered with a set of Quarterly Financial Statements) in respect of any Permitted Distribution made pursuant to paragraphs (b) or (c) of that definition and in respect of any Permitted Loan made pursuant to paragraphs (g) or (h) of that definition, computations confirming that all such distributions and loans comply with the requirements of those definitions.

23.2.3	Each Compliance Certificate shall be signed by either a director of the Company or by the chief financial officer or another director of the US Parent and, if required to be delivered with the consolidated Annual Financial Statements, shall be accompanied by a certificate of the Auditors in the agreed form.

23.3	Requirements as to financial statements

23.3.1	The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a consolidated balance sheet and income statement of the Company.

23.3.2	The Company shall procure that each set of Annual Financial Statements or, as the case may be, the audited consolidated annual financial statements of the US Parent delivered pursuant to Clause 23.1.1(a) (Financial statements) shall be audited by the Auditors.

23.3.3	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):-

(a)	shall be certified by a Financial Officer of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in the case of Quarterly Financial Statements), its financial condition and operations as at the date as at which those financial statements were drawn up;

(b)	in the case of the Quarterly Financial Statements of the Group, shall be accompanied by a statement by a Financial Officer of the Company comparing actual performance for the period to which the financial statements relate to:-

(i)	the projected performance for that period set out in the Budget; and

(ii)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(c)	shall be prepared in accordance with the applicable Accounting Principles.

23.3.4	If the Lender wishes to discuss the financial position of any member of the Group with the Auditors, the Lender may notify the Company, stating the questions or issues which the Lender wishes to discuss with the Auditors. In this event, the Company must ensure that the Auditors are authorised (at the expense of the Company):-

(a)	to discuss the financial position of each member of the Group with the Lender on request from the Lender; and

(b)	to disclose to the Lender any information which the Lender may reasonably request.

23.4	Budget

23.4.1	The Company shall supply to the Lender, as soon as the same become available but in any event within 120 days after the start of each of its Financial Years, an annual Budget for that financial year.

23.4.2	The Company shall ensure that each Budget:-

(a)	is in a form reasonably acceptable to the Lender and includes a projected consolidated profit and loss and EBITDA cashflow statement for the Group;

(b)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 23.1 (Financial statements); and

(c)	has been approved by the board of directors of the US Parent or the Company.

23.4.3	If the Company updates or changes the Budget, it shall promptly and, in any event, within not more than 10 Business Days of the update or change being made deliver to the Lender such updated or changed Budget together with a written explanation of the main changes in that Budget.

23.5	Group companies

The Company shall, at the request of the Lender, supply to the Lender a certificate signed by a Financial Officer of the Company stating which of its Subsidiaries are Material Companies and confirming that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 24 (Financial Covenants)) and the aggregate gross assets of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 75% of EBITDA (as defined in Clause 24 (Financial Covenants)) and the consolidated gross assets of the Group, excluding any purchase accounting adjustments not allocated to any of its Subsidiaries.

23.6	Presentations

If requested by the Lender, but no more than once in every Financial Year (unless the Lender reasonably suspects a Default is continuing), a Financial Officer must give a presentation to the Lender about the on-going business and financial performance of the Group.

23.7	Year-end

The Company shall not change its financial year end.

23.8	Information: miscellaneous

The Company shall supply to the Lender:-

23.8.1	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have a Material Adverse Effect;

23.8.2	promptly on request, such further information regarding the financial condition, assets, business and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement as the Lender may reasonably request;

23.8.3	promptly on request, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors and CGHL with the terms of any Transaction Security Documents;

23.8.4	promptly upon request, such information as the Lender may reasonably require relating to the Junior Debt and/or the Junior Debt Documents.

23.9	Notification of default

23.9.1	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

23.9.2	Promptly upon a request by the Lender, the Company shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.10	Use of websites

23.10.1	The Company may satisfy its obligation under this Agreement to deliver any information to the Lender following confirmation by the Lender that it accepts this method of communication by posting this information onto an electronic website designated by the Company and the Lender (the “Designated Website”) if:-

(a)	the Lender expressly agrees that it will accept communication of the information by this method;

(b)	both the Company and the Lender are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Company and the Lender.

23.10.2	If the Lender notifies the Company that it does not agree to the delivery of information electronically then the Company shall at its own cost supply the information to the Lender in paper form.

23.10.3	The Company shall promptly upon becoming aware of its occurrence notify the Lender if:-

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

23.10.4	If the Company notifies the Lender under Clause 23.10.3(a) or Clause 23.10.3(e) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

23.10.5	The Lender may request one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

23.11	“Know your customer” checks

23.11.1	If:-

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment by the Lender of any of its rights under this Agreement to any person prior to such assignment or transfer,

obliges the Lender (or, in the case of Clause 23.11.1(c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in Clause 23.11.1(c) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 23.11.1(c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.11.2	The Company shall, by not less than 10 Business Days’ prior written notice to the Lender, notify the Lender of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

23.11.3	Following the giving of any notice pursuant to Clause 23.11.2 above, if the accession of such Additional Obligor obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

24.	FINANCIAL COVENANTS[2]

24.1	Financial definitions

In this Agreement:-

“Borrowings”	means, at any time, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group (on a consolidated basis) other than any Financial Indebtedness for or in respect of any Treasury Transaction.

“Business Acquisition”	means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company

[2]	Note: no amendments made as the covenants will be deferred to 31/12/16 and then re-negotiated as one of the Drawstop Conditions

“Capital Expenditure”	means any expenditure or obligation in respect of expenditure (other than expenditure or obligations in respect of Business Acquisitions) which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease)

“Consolidated Net Income”	shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

	(a)	any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, and expenses or charges related to any offering of equity or debt securities of US Parent or any holding company for US Parent, any investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of indebtedness (in each case, whether or not successful), in each case, shall be excluded

	(b)	any net after tax income or loss from abandoned, closed or discontinued operations and any net after tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded

	(c)	any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded

(d)	any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Treasury Transactions or other derivative instruments resulting from fair-value accounting required by the applicable standards under US GAAP shall be excluded

(e)	(i) the equity interest in the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (i)

(f)	Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period

(g)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by US GAAP, resulting from the application of purchase accounting in relation to the 2007 merger of an affiliate of Apollo Management VI, L.P. with into US Parent with US Parent being the surviving entity or any acquisition consummated after May 29, 2007 or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded

(h)	any non-cash impairment charges or asset write-offs, in each case pursuant to US GAAP, and the amortization of intangibles, including key money amortization, arising pursuant to US GAAP shall be excluded

(i)	any non cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded

(j)	non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standards under US GAAP and related interpretations shall be excluded

(k)	to the extent otherwise included in Consolidated Net Income any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from Treasury Transactions for currency exchange risk, shall be excluded

(l)	(i) the non-cash portion of “straight-line” rent expense shall be excluded, (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) cash received from landlords for tenant allowances shall be included

(m)	an amount equal to the amount of any payments for income taxes actually made to any parent or equity holder of such person in respect of such period shall be included as though such amounts had been paid as income taxes directly by such person for such period

(n)	any (i) one-time non-cash compensation charges, (ii) costs and expenses related to employment of terminated employees (including but not limited to change of control payments, “gross up” payments under US Internal Revenue Code Sections 280G and 4999 and the acceleration of options) or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded

(o)	intercompany royalty fees, intercompany commissions, intercompany management fees, intercompany interest, intercompany expense, intercompany gain/cost sharing and similar items between members of the Group and members of the NA Group shall be excluded

“Current Assets”	means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

	(a)	receivables in relation to Tax;

	(b)	Exceptional Items and other non-operating items;

	(c)	insurance claims; and

	(d)	any interest owing to any member of the Group

“Current Liabilities”	means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

	(a)	liabilities for Borrowings and Interest Expense;

	(b)	liabilities for Tax;

	(c)	Exceptional Items and other non-operating items;

	(d)	insurance claims; and

	(e)	liabilities in relation to dividends declared but not paid by the Company or by a member of the Group in favour of a person which is not a member of the Group

“EBITDA”	means, with respect to the Group on a consolidated basis for any period, the Consolidated Net Income of members of the Group for such period plus:

	(a)	the sum of (in each case without duplication and to the extent the respective amounts described in paragraphs (i) through (ix) of this definition reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i)	provision for Taxes based on income, profits or capital of members of the Group for such period, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes (including any penalties and interest related to such Taxes or arising from Tax examinations)

(ii)	Interest Expense of members of the Group for such period (net of interest income of members of the Group for such period)

(iii)	depreciation and amortization expenses of members of the Group for such period including the amortization of intangible assets, key money expenditures, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits

(iv)	any expenses or charges (other than depreciation or amortization expense as described in the preceding paragraph (iii)) related to any acquisition, disposition, recapitalization or the incurrence, modification or repayment of Financial Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful) and any amendment or other modification of the this Agreement or other Financial Indebtedness

(v)	restructuring charges or reserves

		(vi)	any other non cash charges; provided, that, for purposes of this paragraph (vi), any non cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period and any other item specifically identified in the definition of “Consolidated Net Income” or in this definition of “EBITDA”)

		(vii)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of any member of the Group

		(viii)	non-cash stock compensation expense including US GAAP charges associated with any long-term incentive plan now in effect or later established

		(ix)	any non-cash charges associated with any income or loss from disposed, abandoned, discontinued operations or store closures to the extent not already captured when calculating “Consolidated Net Income”

minus

	(b)	the sum of (without duplication and to the extent the amounts described in this paragraph (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non cash items increasing Consolidated Net Income of members of the Group for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period

“EBITDAR”	means, for any Relevant Period, the sum of EBITDA for such Relevant Period plus Rent Charges for such Relevant Period, to the extent not already added back in the computation of EBITDA for such period

“Exceptional Items”	means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:-

	(p)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring

	(q)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment

	(r)	disposals of assets associated with discontinued operations

“Finance Lease”	means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease

“Financial Quarter”	means the period commencing on the day after one Quarter Date and ending on the next Quarter Date

“Financial Year”	means the annual accounting period of the Group ending on the Saturday closest to 31 January of each year

“Fixed Charge Cover”	means the ratio of EBITDAR to Net Finance and Rent Charges in respect of any Relevant Period

“Free Cashflow”	means, for any period for which it is being calculated, EBITDA for that period after:

	(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that period

	(b)	adding the amount of any cash receipts during that period in respect of any Tax rebates or credits and deducting the amount actually paid in cash by any member of the Group during that period in respect of Taxes

	(c)	deducting the amount of any Capital Expenditure, key money expenditure and capitalised software expenditure actually made in cash (other than with the proceeds of borrowings or any insurance recovery) during that period by any member of the Group and

	(d)	deducting interest paid in cash by any member of the Group for that period

“Interest Expense”	means, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to derivative instruments) payable in connection with the incurrence of Financial Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Finance Leases allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by members of the Group with respect to derivative transactions, and interest on a Finance Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Finance Lease in accordance with US GAAP.

“Leverage”	means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period

“Net Finance and Rent Charges”	means, for any Relevant Period, the aggregate of amounts in respect of Rent Charges payable by any member of the Group in that Relevant Period and the Interest Expense for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group (other than by another member of the Group) on any Cash or Cash Equivalent Investment

“Net Income”	means, with respect to any person, the net income (loss) of such person, determined in accordance with US GAAP and before any reduction in respect of preferred stock dividends

“Quarter Date”	means each of the last day of each Financial Year and each Saturday which is 13, 26 and 39 weeks thereafter

“Relevant Period”	means each period of four Financial Quarters ending on or about the last day of the Financial Year and each period of four Financial Quarters ending on or about the last day of each Financial Quarter

“Rent Charges”	means, for any Relevant Period, rent paid in cash by members of the Group on a consolidated basis for such Relevant Period in respect of any leases of real property (other than Finance Leases), but excluding any payments for common area charges, taxes, insurance, maintenance and similar costs which the lessee is obligated to pay under the terms of such leases

“Total Net Debt”	means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:-

(a) excluding any such obligations to any other member of the Group

(b) including, in the case of Finance Leases only, their capitalised value

(c) deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time and so that no amount shall be included or excluded more than once

“Working Capital”	means, on any date, Current Assets less Current Liabilities

24.2	Financial condition

The Company shall ensure that:-

24.2.1	Fixed Charge Cover. Fixed Charge Cover in respect of any Relevant Period shall not be less than 1.50:1 for any Relevant Period ending after the Second Effective Date.

24.2.2	Leverage: Leverage in respect of any Relevant Period shall not exceed 1.50:1 for any Relevant Period ending after the Second Effective Date.

24.3	Financial testing

24.3.1	Subject to Clause 24.3.2 the financial covenants set out in Clause 24.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to Clauses 23.1.1(a) and 23.1.2 and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate).

24.3.2	The financial covenants set out in Clause 24.2 (Financial condition) shall not apply (and shall not be required to be tested) if, at the time such financial covenants are due to be tested, there is no amount outstanding under or in connection with any Finance Document (excluding amounts payable under Clause 15.1 (Commitment fee)).

25.	GENERAL UNDERTAKINGS

The undertakings in this Clause 25 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

25.1	Authorisations

Each Obligor shall promptly:-

25.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

25.1.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:-

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

25.3	Anti-corruption law

25.3.1	No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

25.3.2	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

25.4	Sanctions

25.4.1	Subject to Clause 25.4.3, no member of the Group may:

(a)	use, lend, contribute or otherwise make available any part of the proceeds of any Utilisation or other transaction contemplated by this Agreement directly or indirectly;

(i)	for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Restricted Party; or

(ii)	in any other manner that would reasonably be expected to result in any member of the Group or the Lender being in breach of any Sanctions or becoming a Restricted Party;

(b)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(c)	fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions.

25.4.2	Each member of the Group must ensure that appropriate controls and safeguards are in place designed to prevent any action being taken that would be contrary to Clause 25.4.1 above.

25.4.3	Nothing in Clause 25.4.1 shall require a member of the Group to act in contravention of any applicable law.

25.5	Taxation

25.5.1	Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:-

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 23.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

25.5.2	No member of the Group may change its residence for Tax purposes.

25.6	Compliance with Swiss Non-Bank Rules

Each Swiss Obligor shall ensure that it is in compliance with the Swiss Non-Bank Rules at any time during the term of this Agreement. Each Swiss Borrower shall assume for the purposes of determining the total number of its creditors which are Non-Qualifying Banks with regard to the 20 Non-Bank Rule that at all times there may be up to ten Lenders that are Non-Qualifying Banks under this Agreement. A Swiss Obligor shall not be in breach of this undertaking if it is a direct result of one or more Lenders breaching the assignment, transfer and exposure transfer provisions according to Clause 27 (Changes to the Lender) or one or more Lenders giving an incorrect status confirmation under Clause 16.5 (Lender Status Confirmation).

Restrictions on business focus

25.7	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, spin-off, transformation of legal form, consolidation or corporate reconstruction other than a Permitted Transaction or any sale, lease, transfer or other disposal permitted pursuant to Clause 25.13 (Disposals).

25.8	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group from that carried on at the date of this Agreement.

25.9	Acquisitions

25.9.1	Except as permitted under Clause 25.9.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will):-

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

25.9.2	Clause 25.9.1 above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:-

(a)	a Permitted Acquisition; or

(b)	a Permitted Transaction.

25.10	Joint ventures

25.10.1	Except as permitted under Clause 25.10.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will):-

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

25.10.2	Clause 25.10.1 above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal or a Permitted Joint Venture.

Restrictions on dealing with assets and Security

25.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those whose claims are mandatorily preferred by laws of general application to companies.

25.12	Negative pledge

In this Clause 25.12 (Negative pledge), “Quasi-Security” means an arrangement or transaction described in Clause 25.12.2 below.

Except as permitted under Clause 25.12.3 below:

25.12.1	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

25.12.2	No Obligor shall (and the Company shall ensure that no other member of the Group will):-

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

25.12.3	Clauses 25.12.1 and 25.12.2 above do not apply to any Security or (as the case may be) Quasi-Security, which is:-

(a)	a Permitted Security; or

(b)	a Permitted Transaction.

25.13	Disposals

25.13.1	Except as permitted under Clause 25.13.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

25.13.2	Clause 25.13.1 above does not apply to any sale, lease, transfer or other disposal which is:-

(a)	a Permitted Disposal; or

(b)	a Permitted Transaction.

Restrictions on movement of cash—cash out

25.14	No Guarantees or indemnities

25.14.1	Except as permitted under Clause 25.14.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

25.14.2	Clause 25.14.1 does not apply to a guarantee which is:-

(a)	a Permitted Guarantee; or

(b)	a Permitted Transaction.

25.15	Loans or credit

25.15.1	Except as permitted under Clause 25.15.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

25.15.2	Clause 25.15.1 does not apply to a Permitted Loan or a Permitted Transaction.

25.16	Dividends and share redemption

25.16.1	Except as permitted under Clause 25.16.2 below, the Company shall not (and will ensure that no other member of the Group will):-

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

25.16.2	Clause 25.16.1 above does not apply:-

(a)	to a Permitted Distribution; or

(b)	to a Permitted Transaction (other than one referred to in sub-clause (e) of the definition of that term).

25.17	Payments to CGHL

25.17.1	Save by way of a Permitted Loan, a Permitted Distribution or pursuant to a Permitted Transaction, the Company shall not (and will ensure that no other member of the Group will):

(a)	repay or prepay any principal amount or capitalised interest outstanding under the Subordinated Loan Agreement or in respect of the Subordinated Debt;

(b)	pay any interest, fee or charge accrued or due under the Subordinated Loan Agreement or in respect of the Subordinated Debt;

(c)	purchase, redeem, defease or discharge any of the Subordinated Debt; or

(d)	make any other payment to CGHL.

25.17.2	Save as permitted under the Subordination Deed, the Company shall not (and will ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of the Subordinated Loan Agreement or enter into any other agreement with CGHL.

25.18	Junior Debt

25.18.1	Except as permitted under Clause 25.18.2 below, the Company shall procure that the Junior Debt Documents shall not be amended, varied, novated, supplemented, superseded or replaced without the prior written consent of the Lender.

25.18.2	Clause 25.18.1 shall not apply to any amendments which do not change the amount or date of any payment or create any new payment obligations and which are not otherwise prejudicial to the Lender.

Restrictions on movement of cash—cash in

25.19	Financial Indebtedness

25.19.1	Except as permitted under Clause 25.19.2 below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

25.19.2	Clause 25.19.1 above does not apply to Financial Indebtedness which is:-

(a)	Permitted Financial Indebtedness; or

(b)	a Permitted Transaction.

Miscellaneous

25.20	Insurance

25.20.1	Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

25.20.2	All insurances must be with reputable independent insurance companies or underwriters.

25.21	Pensions

Each Obligor shall (and the Company shall ensure that each other member of the Group will) ensure that all pension schemes from the time being operated by it are funded in accordance with applicable law where failure to do so has or is reasonably likely to have a Material Adverse Effect.

25.22	Guarantors

25.22.1	The Company shall ensure that at all times after the date of this Agreement the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 24 (Financial Covenants)) of the Guarantors and the aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents not less than 75% of EBITDA (as defined in Clause 24 (Financial Covenants)) and consolidated gross assets of the Group, excluding any purchase accounting adjustments not allocated to any of the Subsidiaries.

25.22.2	The Company need only perform its obligations under Clause 25.22.1 above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Lender may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

25.23	Intellectual Property

25.23.1	Each Obligor shall (and the Company shall ensure that each other member of the Group will) ensure that it either owns, or has valid licences to use, all Intellectual Property necessary for its business.

25.23.2	The Company shall procure that no party (other than the Lender) to the IP Undertaking rescinds or purports to rescind or repudiates or purports to repudiate the IP Undertaking or evidences an intention to rescind or repudiate the IP Undertaking.

25.24	Further assurance

25.24.1	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require) in favour of the Lender:

(a)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Lender Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

25.24.2	Each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 (Events of Default) is an Event of Default (save for Clause 26.19 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:-

26.1.1	its failure to pay is caused by:-

(a)	administrative or technical error; or

(b)	a Disruption Event; and

26.1.2	payment is made within two Business Days of its due date.

26.2	Financial covenants and other obligations

26.2.1	Any requirement of Clause 24 (Financial covenants) is not satisfied.

26.2.2	Any requirement of clause 5 (Conditions subsequent) of the Amendment and Restatement Agreement is not satisfied.

26.2.3	An Obligor does not comply with any material provision of any Transaction Security Document.

26.2.4	CGHL does not comply with a material provision of the Share Charge.

26.3	Other obligations

26.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants)).

26.3.2	CGHL does not comply with any provision of the Share Charge (other than those referred to in Clause 26.2.4 above).

26.3.3	No Event of Default under Clause 26.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Company or the relevant Obligor or CGHL (as applicable) and (B) the Company or an Obligor or CGHL (as applicable) becoming aware of the failure to comply.

26.4	Misrepresentation

26.4.1	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.4.2	No Event of Default will occur under Clause 26.4.1 above if the circumstances underlying such failure to be correct or not misleading is capable of remedy and are remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Company or the relevant Obligor and (B) the Company or an Obligor becoming aware of the failure to comply.

26.5	Cross default

26.5.1	Any Financial Indebtedness of any Obligor or the US Parent is not paid when due nor within any originally applicable grace period.

26.5.2	Any Financial Indebtedness of any Obligor or the US Parent is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

26.5.3	Any commitment for any Financial Indebtedness of any Obligor or the US Parent is cancelled or suspended by a creditor of any Obligor or the US Parent as a result of an event of default (however described).

26.5.4	Any creditor of any Obligor or the US Parent becomes entitled to declare any Financial Indebtedness of any Obligor or the US Parent due and payable prior to its specified maturity as a result of an event of default (however described).

26.5.5	No Event of Default will occur under this Clause 26.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 26.5.1 to 26.5.4 above is:

(a)	in respect of the US Parent less than $30,000,000 (or its equivalent in any other currency or currencies) and

(b)	in respect of each Obligor in aggregate less than €3,850,000 (or its equivalent in any other currency or currencies).

26.5.6	Any event of default (howsoever described) occurs under the Junior Debt Documents.

26.6	Insolvency

26.6.1	An Obligor is unable or admits inability to pay its debts as they fall due or is deemed to or is declared to be unable to pay its debts under applicable law (including, without limitation and with respect to an Obligor incorporated under the laws of Germany, being unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or being deemed unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) within the meaning of section 18 of the German Insolvency Code), suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

26.6.2	The value of the assets of the members of the Group, taken as a whole, is less than their aggregate liabilities, also taken as a whole (taking into account their contingent and prospective liabilities).

26.6.3	An Obligor incorporated under the laws of Germany is over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

26.6.4	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.7	Insolvency proceedings

26.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:-

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (including, without limitation, the filing of an application for the opening of insolvency proceedings on the grounds set out in sections 17 to 19 of the German insolvency Code (Antrag auf Eröffnung eines Insolvenzverfahrens) or the taking of measures pursuant to section 21 of the German Insolvency Code (Anordnung vorläufiger Maßnahmen));

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their respective assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction (including filing for the concurso of any Spanish company under the Spanish Insolvency Law or a petition under art 5 bis of the Spanish Insolvency Law).

26.7.2	This Clause 26.7 (Insolvency proceedings) shall not apply to:-

(a)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement; or

(b)	any step or procedure contemplated by sub-clause (b) of the definition of Permitted Transaction.

26.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor having an aggregate value of €1,900,000 (or its equivalent in any other currency or currencies) and is not discharged within 14 days.

26.9	Unlawfulness and invalidity

26.9.1	It is or becomes unlawful for an Obligor or CGHL to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Deed is or becomes unlawful.

26.9.2	Subject to the Legal Reservations, any obligation or obligations of any Obligor or CGHL under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

26.9.3	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Deed ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

26.10	Subordination Deed

26.10.1	Any party to the Subordination Deed (other than the Lender or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Subordination Deed; or

26.10.2	a representation or warranty given by that party in the Subordination Deed is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 10 Business Days of the earlier of the Lender giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

26.11	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

26.12	Change of ownership

26.12.1	After the date of this Agreement, an Obligor (other than the Company) ceases to be a wholly owned Subsidiary of the Company; or

26.12.2	an Obligor ceases to own at least the same percentage of shares in a Material Company as on the date of this Agreement,

except, in either case, as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.

26.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Company in any material respect.

26.14	Expropriation

The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its material assets.

26.15	Repudiation and rescission

26.15.1	An Obligor (or any other grantor of Transaction Security) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

26.15.2	Any party to the Subordination Deed rescinds or purports to rescind or repudiates or purports to repudiate the Subordination Deed in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a Material Adverse Effect on the interests of the Lender under the Finance Documents.

26.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or its assets which have or are reasonably likely to have a Material Adverse Effect.

26.17	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

26.18	United States Bankruptcy Laws

Any of the following occurs in respect of the U.S. Parent:

26.18.1	it makes a general assignment for the benefit of creditors;

26.18.2	it admits in writing its inability to pay, or generally is not paying, its debts (other than those that are the subject of bona fide disputes) as they become due;

26.18.3	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

26.18.4	it files a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts,

26.18.5	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case;

26.18.6	a case or other proceeding shall be commenced against the U.S. Parent seeking the appointment of a trustee, receiver, custodian, liquidator or the like against or for all or any substantial part of the assets of the U.S. Parent, and such case or proceeding shall continue undismissed or unstayed for a period of 60 days; or

26.18.7	an order for relief or other order approving any case or proceeding is entered into under any US Bankruptcy Law.

26.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Company:-

26.19.1	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;

26.19.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

26.19.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender;

26.19.4	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

26.19.5	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or

26.19.6	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

27.	CHANGES TO THE LENDER

27.1	Assignments and transfers by the Lender

Subject to this Clause 27 (Changes to the Lender), the Lender (the “Existing Lender”) may:-

27.1.1	assign any of its rights; or

27.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2	Conditions of assignment or transfer

27.2.1	The consent of the Company is required for an assignment or transfer by the Existing Lender, unless the assignment or transfer is:

(a)	to a Qualifying Bank; or

(b)	made at a time when an Event of Default is continuing.

27.2.2	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. In particular, the consent of the Company may be withheld if an assignment or transfer led to a breach of the Non-Bank Rules; provided that the Lenders shall have the right to make assignments or transfers to up to ten Non-Qualifying Banks in aggregate. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

27.2.3	An assignment will only be effective on;-

(a)	receipt by the Lender of written confirmation from the New Lender (in form and substance satisfactory to the Lender) that the New Lender will assume the same obligations as it would have been under if it was the Lender and completion by the Lender of a novation of its rights under the Finance documents; and

(b)	performance by the Lender and the New Lender of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Lender shall promptly notify to the New Lender.

27.2.4	If:-

(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 27.2.4 is not applicable with respect to Swiss Federal Withholding Tax.

27.3	Limitation of responsibility of the Existing Lender

27.3.1	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:-

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

27.3.2	The New Lender confirms to the Existing Lender that it:-

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

27.3.3	Nothing in any Finance Document obliges the Existing Lender to:-

(a)	accept a re-transfer or re-assignment from the New Lender of any of the rights and obligations assigned or transferred under this Clause 27.3; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.4	Exposure transfers

No Lender shall enter into participation, sub-participation or any other arrangement (other than permitted transfers and assignments under this Clause 27 (Changes to the Lender)) with another person under which such Lender substantially transfers its exposure under this Agreement in relation to any Facility to that other person, unless under such arrangement throughout the life of such arrangement:

(a)	the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Swiss Obligor);

(b)	the other person will have no proprietary interest in the benefit of the relevant Facility under this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(c)	the other person will under no circumstances (other than permitted transfers and assignments under this Clause 27 (Changes to the Lender)):

(i)	be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement in relation to the relevant Facility; and

(ii)	have otherwise any contractual relationship with, or rights against, the Swiss Obligor under or in relation to the relevant Facility under this Agreement.

27.5	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 27 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure its obligations including, without limitation:-

27.5.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

27.5.2	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:-

(a)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

27.6	French law provisions

The New Lender may, in case of an assignment of rights by an existing Lender hereunder, if it considers it necessary to make such transfer effective as against third parties, arrange for the relevant assignment agreement to be notified by way of signification to any French Borrower in accordance with article 1690 of the French Code civil.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

28.2.1	Subject to compliance with the provisions of Clauses 23.11.2 and 23.11.3, the Company may request that any of its wholly owned Subsidiaries which are not a Dormant Subsidiary becomes a Borrower. That Subsidiary shall become a Borrower if:-

(a)	it is incorporated in the same jurisdiction as an existing Borrower or otherwise if the Lender approves the addition of that Subsidiary;

(b)	the Company and that Subsidiary delivers to the Lender a duly completed and executed Accession Letter;

(c)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(d)	the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Lender.

28.2.2	The Lender shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

28.3	Resignation of a Borrower

28.3.1	With the prior written consent of the Lender, the Company may request that a Borrower ceases to be a Borrower by delivering to the Lender a Resignation Letter.

28.3.2	The Lender shall accept a Resignation Letter and notify the Company of its acceptance if:-

(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(b)	that Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(c)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 28.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed that this is the case).

28.3.3	Upon notification by the Lender to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

28.3.4	The Lender may, at the cost and expense of the Company, require a legal opinion from counsel to the Lender confirming the matters set out in Clause 28.3.2(c) above and the Lender shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

28.4	Additional Guarantors

28.4.1	Subject to compliance with the provisions of Clauses 23.11.2 and 23.11.3, the Company may request that any of its wholly owned Subsidiaries become a Guarantor.

28.4.2	The Company shall procure that any other member of the Group which is a Material Company (other than Claire’s Fashion Property Corp. and any member of the Group that is a Material Company solely by virtue of sub-paragraph (b) of the definition of Material Company) shall, within 30 days after becoming a Material Company, become an Additional Guarantor and, subject to the Agreed Security Principles, grant Security as the Lender may require and (if required by the Lender) shall accede to the Subordination Deed.

28.4.3	A member of the Group shall become an Additional Guarantor if:-

(a)	the Company and the proposed Additional Guarantor delivers to the Lender a duly completed and executed Accession Letter; and

(b)	the Lender has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

28.4.4	The Lender shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

28.5	Resignation of a Guarantor

28.5.1	With the prior written consent of the Lender, the Company may request that a Guarantor ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

28.5.2	The Lender shall accept a Resignation Letter and notify the Company of its acceptance if:-

(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(b)	no payment is due from the Guarantor under Clause 21.1 (Guarantee and Indemnity); and

(c)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 28.3 (Resignation of a Borrower).

28.6	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE LENDER

28.7	Rights and discretions

28.7.1	The Lender may:-

(a)	rely on any representation, communication, notice or document provided to it by or on behalf of an Obligor believed by it to be genuine, correct and appropriately authorised;

(b)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (b)(i) above, may assume the truth and accuracy of that certificate.

28.7.2	The Lender may assume (unless it has received notice to the contrary) that:-

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party has not been exercised; and

(c)	any notice or request made by the Company (other than an Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

28.7.3	The Lender may engage and pay for the advice or services of any lawyers, accountants, tax advisors, surveyors or other professional advisors or experts.

28.7.4	The Lender may act in relation to the Finance Documents through its officers, employees and agents and the Lender shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Lender’s gross negligence or wilful misconduct.

28.7.5	Notwithstanding any other provision of any Finance Document to the contrary, the Lender is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.8	Exclusion of liability

28.8.1	Without limiting Clause 28.8.2 below the Lender will not or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct; or

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

28.8.2	No Obligor may take any proceedings against any officer, employee or agent of the Lender in respect of any claim it might have against the Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Lender may rely on this Clause.

28.8.3	The Lender will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Lender if the Lender has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Lender for that purpose.

29.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:-

29.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

29.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

29.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Lender

30.1.1	On each date on which an Obligor is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

30.2	Partial payments

30.2.1	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:-

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.2.2	The Lender may vary the order set out in Clauses 30.2.1(b) to 30.2.1(d) above.

30.2.3	Clauses 30.2.1 and 30.2.2 above will override any appropriation made by an Obligor.

30.3	No Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.4	Business Days

30.4.1	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.4.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.5	Currency of account

30.5.1	Subject to Clauses 30.5.2 to 30.5.5, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

30.5.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated pursuant to this Agreement on its due date.

30.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated pursuant to this Agreement when that interest accrued.

30.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.5.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.6	Change of currency

30.6.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:-

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

30.6.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.7	Disruption to Payment Systems etc

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Company that a Disruption Event has occurred:-

30.7.1	the Lender may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

30.7.2	the Lender shall not be obliged to consult with the Company in relation to any changes mentioned in Clause 30.7.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

30.7.3	any such changes agreed upon by the Lender and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers); and

30.7.4	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.7 (Disruption to Payment Systems etc).

31.	SET-OFF

31.1	The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.2	Any credit balances taken into account by the Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:-

32.2.1	in the case of the Company and each other Original Obligor, that identified with its name below;

32.2.2	in the case of any other Obligor, that notified in writing to the Lender on or prior to the date on which it becomes a Party; and

32.2.3	in the case of the Lender, that identified with its name below or that notified to the Company on or prior to the date on which it becomes a Party,

or any substitute address or fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:-

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

32.3.3	All notices from or to an Obligor shall be sent through the Lender.

32.3.4	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.3.5	Any communication or document which becomes effective, in accordance with Clauses 32.3.1 to 32.3.4, after 5:00pm, in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Lender shall notify the other Parties.

32.5	English language

32.5.1	Any notice given under or in connection with any Finance Document must be in English.

32.5.2	All other documents provided under or in connection with any Finance Document must be:-

(a)	in English; or

(b)	if not in English, and if so required by the Lender, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Company or the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

37.	CONFIDENTIALITY

37.1	Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

The Lender may disclose:-

37.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 37.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

37.2.2	to any person:-

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)	appointed by the Lender or by a person to whom Clause 37.2.2(a) or 37.2.2(b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 37.2.2(a) or 37.2.2(b) above;

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.4 (Security over Lender’s rights);

(h)	who is a Party; or

(i)	with the consent of the Company;

in each case, such Confidential Information as the Lender shall consider appropriate if:-

(i)	in relation to Clause 37.2.2(a), 37.2.2(b) and 37.2.2(c) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to Clause 37.2.2(d) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to Clauses 37.2.2(e), 37.2.2(f) and 37.2.2(g) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

37.2.3	to any person appointed by the Lender or by a person to whom Clause 37.2.2(a) or 37.2.2(b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 37.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the Lender; and

37.2.4	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

37.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Company:-

37.5.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 37.2.2(e) except where such disclosure is made to any of the persons referred to in that sub-clause during the ordinary course of its supervisory or regulatory function; and

37.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.6	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:-

37.6.1	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

37.6.2	the date on which the Lender otherwise ceases to be a Lender.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	SPANISH FORMALITIES

39.1	Spanish Notarial Document

39.1.1	The Spanish Guarantor agrees that this Agreement (upon request of the Lender) as well as any amendments hereto or thereto and any guarantee or Spanish Law Security Document shall be formalised in a Spanish notarial document (escritura pública or póliza intervenida or acta notarial). The Spanish Guarantor also undertakes to grant any public or private document required by the Lender for the purposes of or in relation to such notarial document.

The costs of release of first copies of such Spanish notarial document shall be borne by the Spanish Guarantor, and the cost regarding the release of additional copies will be borne by the party requesting such additional copies.

39.1.2	The Spanish Guarantor undertakes that the notarial document shall state any conditions that the Lender considers necessary or convenient in respect of the enforceability of the Finance Documents referred to above, including those referred to in article 517 et seq or any other provision of the Spanish Civil Procedural Act.

39.2	Executive Proceedings

39.2.1	For the purpose of art. 571 et seq. of the Spanish Civil Procedural Act, the Parties agree that:

(a)	the amount due and payable under the Finance Documents by any Obligor that may be claimed in any executive proceedings will be contained in a certificate setting out the relevant calculations and determinations provided by the Lender and will be based on the accounts maintained by the Lender in connection with this Agreement;

(b)	the Lender (at the cost of the Spanish Guarantor) have the certificate notarised evidencing that the calculations and determinations have been effected; and

(c)	the Lender may claim the total amount of the principal and interest due if there is a default in the repayment of any instalment of principal or interest, subject to any of the applicable guarantee limitations establish under this Agreement.

39.2.2	The Lender may start, where applicable, executive proceedings (procedimiento ejecutivo) in Spain, in connection with or relating to this Agreement, by providing to the relevant court the documents specified in article 573 of the Spanish Civil Procedural Act, namely:

(a)	an original notarial copy of this Agreement;

(b)	a notarial document (acta notarial) incorporating the certificate of the Lender referred to in sub-paragraph (a)(i) for the purposes of Article 572 of the Spanish Civil Procedural Act; and

(c)	evidence that the relevant debtor has been notified of the details of the claim resulting from the certificate at least 5 days before the start of the executive proceedings.

40.	INCONSISTENCY WITH TRANSACTION SECURITY DOCUMENTS

To the extent that there is any conflict and/or contradiction and/or inconsistency between the terms of this Agreement and the terms of any of the Transaction Security Documents, then until such time as all liabilities and obligations of the Obligors under the Finance Documents have been repaid and discharged in full, the terms of this Agreement shall prevail and, in such circumstances, compliance with the provisions of this Agreement shall be deemed to be compliance in full with the conflicting and/or contradictory and/or inconsistent terms of the Transaction Security Documents.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction

42.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

42.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

42.1.3	This Clause 42.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

42.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):-

(a)	irrevocably appoints Claire’s Accessories UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

42.2.2	Claire’s Accessories UK Limited accepts its appointment as process agent pursuant to this Clause 42.2 (Service of Process).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL OBLIGORS

Name of Original Borrower	Original Jurisdiction	Registration number (or equivalent, if any)

Claire’s France S.A.S.	France	342 837 416 RC S Paris

Claire’s Accessories UK Limited	England & Wales	03115188

Claire’s Switzerland GmbH	Switzerland	CHE – 105.982.636

Claire’s Spain S.L.	Spain	Spanish Tax I.D. number (NIF): B83727289. Registered with the Mercantile Register of Madrid under Volume 19,232, Folio 1, Page M-336,764, 1st entry.

Claire’s Germany GmbH	Germany	HRB 82236 with the municipal court (Amtsgericht) at Cologne (Köin), Germany

Name of Original Guarantor	Original Jurisdiction	Registration number (or equivalent, if any)

Claire’s (Gibraltar) Holdings Limited	Gibraltar	99540

Claire’s France S.A.S.	France	342 837 416 RC S Paris

Claire’s Accessories UK Limited	England & Wales	03115188

Claire’s Switzerland GmbH	Switzerland	CHE – 105.982.636

Claire’s Spain S.L.	Spain	Spanish Tax I.D. number (NIF): B83727289. Registered with the Mercantile Register of Madrid under Volume 19,232, Folio 1, Page M- 336,764, 1st entry.

Claire’s Germany GmbH	Germany	HRB 82236 with the municipal court (Amtsgericht) at Cologne (Köin), Germany

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

Note: This Part 1 of Schedule 2 appears as a matter of record only. The Parties agree that the conditions precedent listed in this Part 1 were satisfied or waived prior to the First Effective Date.

1.	Original Obligors

1.1	A copy of the constitutional documents of each Original Obligor (including up-to-date bylaws):-

1.1.1	in respect of a German Obligor, the constitutional documents shall be deemed to comprise or include (i) its articles of association (Gesellschaftsvertrag) which are in force as at the date of this Agreement, (ii) an up-to-date excerpt relating to it from the commercial register (Handelsregisterausdruck) as at the date of this Agreement, and (iii) an up-to-date list of its shareholders (Gesellschafterliste) as at the date of this Agreement;

1.1.2	In relation to each French Guarantor:

(a)	an up to date copy of the statuts (by-laws) of such French Guarantor certified as true and up to date on the date of signing of this Agreement;

(b)	an original copy of the extrait k-bis (certificate of incorporation) of such French Guarantor which shall be dated not more than fifteen (15) days prior to the signing of this Agreement; and

(c)	an original copy of the certificat en matière de procédures collectives (non-bankruptcy certificate) of such French Guarantor which shall be dated not more than fifteen (15) days prior to the signing of this Agreement.

1.2	A copy of a resolution of the board of directors of each Original Obligor (other than in respect of a German Obligor or in the case of Claire’s France SAS, a decision of its Président):-

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

1.2.4	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above (and of the managing director (Geschäftsführer) referred to in paragraph 1.4 below) in relation to the Finance Documents and related documents.

1.4	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party and, in the case of the resolution in respect of a German Obligor, instructing a managing director (Geschäftsführer) of such German Obligor to execute this Agreement

1.5	In the case of an Original Obligor which is incorporated in a jurisdiction other than England and Wales and which has registered a UK establishment in accordance with Part 2 of the Overseas Companies Regulations 2009, a copy of its company register of charges.

1.6	Unless otherwise agreed by the Lender, a copy of a resolution of the board of directors (or, if such corporate shareholder is established and existing under the laws of Germany, then a resolution of all the shareholders of such corporate shareholder) of each corporate shareholder of each Original Guarantor (other than a Swiss Obligor) approving the terms of the resolution referred to in paragraph 1.4 above.

1.7	A certificate of the Company (signed by a director) and of each German Obligor (signed by a managing director (Geschäftsführer) of such German Obligor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on any Original Obligor to be exceeded.

1.8	A certificate of an authorised signatory of the Company or other relevant Original Obligor (and, in respect of a German Obligor, a certificate signed by a managing director (Geschäftsführer) of such German Obligor) certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

1.9	In respect of the Company a solvency certificate (issued by a director of the Company) confirming that no insolvency proceedings have been started in relation to the Company.

2.	Legal opinions

2.1	A legal opinion of Pinsent Masons LLP, legal advisers to the Lender as to English law, substantially in the form distributed to the Lender prior to signing this Agreement.

2.2	A legal opinion of Pinsent Masons LLP Paris, legal advisers to the Lender as to French law, substantially in the form distributed to the Lender prior to signing this Agreement.

2.3	A legal opinion of Pinsent Masons Germany LLP, legal advisers to the Lender as to German law, substantially in the form distributed to the Lender prior to signing this Agreement.

2.4	A legal opinion of Hassans, legal advisers to the Lender as to the law of Gibraltar, substantially in the form distributed to the Lender prior to signing this Agreement.

2.5	A legal opinion of Pestalozzi Attorneys at Law, legal advisers to the Lender as to Swiss law, substantially in the form distributed to the Lender prior to signing this Agreement.

2.6	A legal opinion of Cuatrecasas, legal advisers to the Lender as to Spanish law, substantially in the form distributed to the Lender prior to signing this Agreement.

3.	Other documents and evidence

3.1	Evidence that any process agent referred to in Clause 42.2 (Service of process), if not an Original Obligor, has accepted its appointment.

3.2	The Group Structure Chart.

3.3	The Budget.

3.4	A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements of each Original Obligor.

3.5	A certificate of a director of the US Parent or the Company confirming which companies within the Group are Material Companies and that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 24 (Financial Covenants) and the aggregate of gross assets of the Original Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investment in Subsidiaries of any member of the Group exceeds 75 % of EBITDA (as defined in Clause 24 (Financial Covenants) and consolidated gross assets, excluding any purchase accounting adjustments not allocated to any of the Subsidiaries.

3.6	A template form from the Auditors of the certificate that they will provide in accordance with Clause 23.2.3 (Provision of Compliance Certificate).

3.7	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 15 (Fees), Clause 15.3 (Interest, commission and fees on Ancillary Facilities) and Clause 20 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

3.8	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

3.9	The IP Undertaking together with all necessary corporate authorisations of CBI Distributing Corp., Claire’s Fashion Property Corp. and CSI Luxembourg S.A.R.L. in respect of entry into the IP Undertaking.

PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor:-

2.1	in relation to each French Guarantor:

2.1.1	an up to date copy of the statuts (by-laws) of such French Guarantor certified as true and up to date on the date of signing of the Accession Letter by such French Guarantor;

2.1.2	an original copy of the extrait k-bis (certificate of incorporation) of such French Guarantor which shall be dated not more than fifteen (15) days prior to the signing of the Accession Letter by such French Guarantor; and

2.1.3	an original copy of the certificat en matière de procédures collectives (non-bankruptcy certificate) of such French Guarantor which shall be dated not more than fifteen (15) days prior to the signing of the Accession Letter by such French Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Obligor (or in the case of a French Guarantor, if required under French law or according to its by-laws (statuts), a resolution of any other relevant corporate body of such French Guarantor, as applicable):-

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Documents to which it is a party;

3.2	authorising a specified person or persons to execute the Accession Letter and any other Finance Documents on its behalf;

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

3.4	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A copy of a resolution of the board of directors of each corporate shareholder of each Additional Obligor (other than a Swiss Obligor) approving the terms of the resolution referred to in paragraph 5 above.

7.	In the case of an Additional Obligor which is incorporated in a jurisdiction other than England and Wales and which has registered a UK establishment in accordance with Part 2 of the Overseas Companies Regulations 2009, a copy of its company register of charges.

8.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	Any security documents which, subject to the Agreed Security Principles, are required by the Lender to be executed by the proposed Additional Obligor, together with a certified, dated translation into English of any such security document not already in English which is being entered into as a chargor by any Additional Obligor which is a limited company or LLP incorporated in any part of the United Kingdom.

12.	Any notices or documents required to be given or executed under the terms of those security documents.

13.	The following legal opinions, each addressed to the Lender:-

13.1	A legal opinion of the legal advisers to the Lender in England, as to English law in the form distributed to the Lender prior to signing the Accession Deed.

13.2	If the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 22.25 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Documents which is governed by a law other than English law, a legal opinion of the advisers to the Lender in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

14.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

SCHEDULE 3

REQUESTS AND NOTICES

UTILISATION REQUEST

From:	[Borrower][Company]*

To:	HSBC Bank plc

Dated:

Dear Sirs

Claire’s (Gibraltar) Holdings Limited–Facility Agreement

dated [                     ] (the “Agreement”)

1.	We refer to the Agreement. This is an Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:-

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[One month]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	This Loan is to be made in [whole]/[part] for the purpose of financing [identify maturing Loan]. The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [name of relevant Borrower]]/[name of Borrower]

NOTES:

*	Amend as appropriate. The Utilisation request can be given by the Borrower or by the Company.

SCHEDULE 4

FORM OF ACCESSION LETTER

To:	HSBC Bank plc as Lender

From:	[Subsidiary] and Claire’s (Gibraltar) Holdings Limited

Dated:

Dear Sirs

Claire’s (Gibraltar) Holdings Limited – Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower][Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower][Guarantor] pursuant to [Clause 28.2 (Additional Borrowers)][Clause 28.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional [Borrower][Guarantor].]*

4.	[Subsidiary’s] administrative details are as follows:-

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]                                  [Subsidiary]

Notes:

*	Include in the case of an Additional Borrower

SCHEDULE 5

FORM OF RESIGNATION LETTER

To:	[ ] as Lender

From:	[resigning Obligor] and Claire’s (Gibraltar) Holdings Limited

Dated:

Dear Sirs

Claire’s (Gibraltar) Holdings Limited – Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 28.3 (Resignation of a Borrower)][Clause 28.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower][Guarantor] under the Agreement.

3.	We confirm that:-

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	all other requirements of [Clause 28.3 (Resignation of a Borrower)][Clause 28.5 (Resignation of a Guarantor)] are satisfied.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Claire’s (Gibraltar) Holdings Limited	[Subsidiary]

By:	By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	HSBC BANK PLC as Lender
From:	Claire’s (Gibraltar) Holdings Limited
Dated:	[ ]

Dear Sirs

Claire’s (Gibraltar) Holdings Limited – Multicurrency Revolving Facility Agreement

dated [             ] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm there has been no Event of Default during the period from [date] through [date], {Most recent Financial Quarter}

3.	We confirm that the following companies constitute Material Companies for the purposes of the Agreement at [date]. {Quarter Date}:

        [List of Material Companies]

4.	We confirm that the aggregate of earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA, as defined in Clause 24 (Financial Covenants)) of the Guarantors and the aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investment in Subsidiaries of any member of the Group) represents not less than 75% of EBITDA (as defined in Clause 24 (Financial Covenants)) and the consolidated gross assets of the Group excluding any purchase accounting adjustments not allocated to the Subsidiaries.

5.	We confirm that: the Fixed Charge Cover was not less than [t ] for the period from [date] through [date]. {Relevant Period} *

6.	We confirm that: the Leverage did not exceed [t ] at [date]. {Quarter Date} *

7.	We confirm that all such distributions and loans made pursuant to paragraphs (b) or (c) of the Permitted Distribution definition and paragraphs (g) or (h) of the Permitted Loan definition comply with requirements of those definitions

Signed:
Director of [Claire’s (Gibraltar) Holdings Limited/Claire’s Stores Inc.]

Notes:

*	These certifications will be made only if a borrowing amount is outstanding at a Quarter Date or if required to be provided pursuant to Clause 4.2.3. Otherwise, these items will be omitted.

SCHEDULE 7

TIMETABLES

	Loans in euro	Loans in sterling	Loans in other currencies

Lender notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	_	_	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 9.30 a.m.	U-1 9.30 a.m.	U-3 9.30 a.m.

Lender determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Availability of Utilisations)	U-3 Noon	U-1 Noon	U-3 Noon

Lender gives notice in accordance	Quotation Day	_	Quotation Day

with Clause 6.2 (Unavailability of acurrency)	5.30 p.m.		5.30 p.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 12.00 noon London time in respect of LIBOR and as of 12.00 noon (Brussels time) in respect of EURIBOR	Quotation Day as of 12.00 noon.	Quotation Day as of 12.00 noon.

“U”	=	date of utilisation

“U-X”	=	Business Days prior to date of utilisation

SCHEDULE 8

MATERIAL COMPANIES

MATERIAL COMPANY NAME	MATERIAL COMPANY NUMBER
Claire’s (Gibraltar) Intermediate Holdings Limited	114832

Claire’s France S.A.S.	342 837 416 RC S Paris

Claire’s Accessories UK Limited	03115188

Claire’s Switzerland GmbH	CHE – 105.982.636

Claire’s Accessories Spain S.L.U	Spanish Tax I.D. number (NIF): B83727289. Registered with the Mercantile Register of Madrid under Volume 19,232, Folio 1, Page M-336,764, 1st entry.

Claire’s Germany GmbH	HRB 82236 with the municipal court (Amtsgericht) at Cologne (Köin), Germany

Claire’s Holdings s.a.r.l.	B 133878

Claire’s Holding Gmbh	CHE-101.209.112

Claire’s Fashion Property Corp	219739

SCHEDULE 9

FORM OF TEG LETTER

[On the letterhead of the Lender]

From:	HSBC Bank plc as Lender

To:	[include the relevant French Borrower]

Date:	[•]

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED – MULTICURRENCY REVOLVING FACILITY AGREEMENT FOR EUR 35,000,000 DATED [•] 2014 (as amended and/or restated from time to time) (the “Facility Agreement”)

Dear Sirs,

We refer to the Facility Agreement.

This is a TEG Letter as defined and referred to in the Facility Agreement.

The applicable taux effectif global, calculated on the basis of a 365-day year, is:

(a)	for a term of one month and at EURIBOR rate of [•] per cent per annum, [TEG rate to be inserted] per cent (which corresponds to a taux de période of [period rate to be inserted] per cent for a durée de période of one month);

(b)	for a term of two months and at EURIBOR rate of [•] per cent per annum, [TEG rate to be inserted] per cent (which corresponds to a taux de période of [period rate to be inserted] per cent for a durée de période of two months);

(c)	for a term of three months and at EURIBOR rate of [•] per cent per annum, [TEG rate to be inserted] per cent (which corresponds to a taux de période of [period rate to be inserted] per cent for a durée de période of three months); and

(d)	for a term of six months and at EURIBOR rate of [•] per cent per annum, [TEG rate to be inserted] per cent (which corresponds to a taux de période of [period rate to be inserted] per cent for a durée de période of six months);

The above rates:

(i)	are given in order to comply with the provisions of articles L.313-1 et seq. of the French Code de la consommation and on an indicative basis and for information only;

(ii)	are calculated on the basis that:

(1)	drawdown for the full amount of the Facilities has been made in [Euro] on [DATE];

(2)	the EURIBOR rate, expressed as an annual rate, is as fixed on [DATE];

(3)	the Margin is [•] (assuming, as the case may be, that such Margin is not adjusted throughout the term of the Agreement); and

(iii)	take into account the various fees, costs and expenses payable by you under the Agreement and in connection with its conclusion.

This letter is designated a Finance Document.

Please confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully,

HSBC Bank plc as Lender

We agree to the above.

[include relevant French Borrower]

SCHEDULE 10

DEFINITION OF CHANGE OF CONTROL

IN THIS AGREEMENT:

“Change of Control”	means:-

(a) the Company ceases to be a wholly owned Subsidiary of the US Parent or

(b) at any time:-

(i) prior to a Borrower Qualified IPO, Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower

(ii)    a majority of the seats (other than vacant seats) on the Board of Directors of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO) shall at any time be occupied by persons who were neither

(A) nominated by the Board of Directors of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO) or a Permitted Holder

(B) appointed by directors so nominated nor

(C) appointed by a Permitted Holder or

(c)    at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on 20 September 2012), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or

(d)    at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934 as in effect on 20 September 2012), other than any combination of the Permitted Holders or any “group” including any Permitted Holders (so long as Permitted Holders own not less than a majority of the voting interest in Equity Interests of Holdings owned by all members of such “group” in the aggregate), shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Equity Interests of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO) and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Equity Interests of Holdings (prior to a Borrower Qualified IPO) or the Borrower (following a Borrower Qualified IPO).

IN THIS SCHEDULE 10

“Affiliate”	shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified

“Board of Directors”	shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity

“Borrower”	means Claire’s Stores Inc.

“Borrower Qualified IPO”	means an initial public offering of Equity Interests of the Borrower constituting a Qulified IPO

“Control”	shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto

“Equity Interests”	of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing

“Fund”	Apollo Management VI, L.P. and other affiliated co-investment partnerships

“Fund Affiliate”	shall mean:

(a) each Affiliate of the Fund and

(b) any individual who is a partner or employee of Apollo Management, L.P. or the Fund

“Holdings”	means Claire’s Inc.

“Management Group”	shall mean the group consisting of the directors, executive officers and other management personnel of Holdings, the Borrower and the Subsidiaries, as the case may be, on 20 September 2012 together with:

(a)    any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on 20 September 2012 or whose election or nomination was previously so approved and

(b)    executive officers and other management personnel of Holdings, the Borrower and the Subsidiaries, as the case may be, hired at a time when the directors on 20 September 2012 together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be

“Permitted Holder”	shall mean each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group

“Qualified IPO”	shall mean an underwritten public offering of the Equity Interests of the Borrower, Holdings or any direct or indirect parent of Holdings which generates cash proceeds of at least $50,000,000

“Subsidiary”	shall mean, unless the context otherwise requires, a subsidiary of the Borrower

“subsidiary”	shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent

SCHEDULE 11

1.	Considerations

1.1	In determining what Security will be provided in support of the Facility the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)	result in costs that, in the opinion of the Lender (acting reasonably), are disproportionate to the benefit obtained by the beneficiaries of that Security.

1.2	For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

2.	Obligations to be Secured

2.1	Subject to paragraph 1 (Considerations) and save where the Lender’s own template security documentation is used, the obligations to be secured are the Secured Obligations (as defined below).

2.2	The Security is to be granted in favour of the Lender.

2.3	For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document:

“Secured Obligations” means all present and future liabilities and obligations at any time due, owing or incurred by any member of the Group and by each Obligor to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means the Lender, any receiver or delegate.

2.4	The secured obligations will be limited:

(a)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(b)	to avoid any risk to officers of the relevant member of the Group that is granting Transaction Security of contravention of their fiduciary duties and/or civil or criminal or personal liability.

3.	General

3.1	Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

3.2	The form of guarantee is set out in clause 21 (Guarantee and Indemnity) of this Agreement and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

3.3	The Security shall, to the extent possible under local law and subject to the Legal Reservations, be enforceable on the occurrence of an Event of Default which is continuing.

4.	Undertakings/Representations and Warranties

4.1	The Transaction Security Documents shall only include representations, warranties or undertakings to the extent required under the governing law of that Transaction Security Document or to protect or preserve the Security created under that Transaction Security Document.

4.2	Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties’ local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties).

5.	Other

5.1	Prior to an Event of Default which is continuing:

(a)	the grantor of any Security over shares will be permitted to retain and exercise voting rights in respect of the relevant shares and to receive all distributions from such shares;

(b)	proceeds of any insurances shall be dealt with by the relevant Obligor as permitted under the Agreement;

(c)	receivables may be dealt with by an Obligor in the ordinary course of its business; and

(d)	no notices shall be served on the counterparty of any charged contract or for any person who is not a member of the Group.

5.2	The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that, without prejudice to clause 7 (Conditions Subsequent) of the Amendment and Restatement Agreement, all documentation required to be entered into as a condition subsequent under the Amendment and Statement Agreement is in a finally agreed form as soon as reasonably practicable after the Second Effective Date.

JF/RJL/113920/120605/UKM/78097132.7

EXECUTION PAGES

THE EXISTING PARENT

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

By:

Address:	57/63 Line Wall Road, Gibraltar

Fax No:	0044-121-682-8049

Attention:

THE NEW PARENT

CLAIRE’S (GIBRALTAR) INTERMEDIATE HOLDINGS LIMITED

By:

Address:	57/63 Line Wall Road, Gibraltar

Fax No:	0044-121-682-8049

Attention:

THE ORIGINAL BORROWERS

CLAIRE’S FRANCE S.A.S

By:

Address:	82 rue Beaubourg, 75003, Paris

Fax No:	0044-121-682-8049

Attention:

CLAIRE’S ACCESSORIES UK LIMITED

By:

Address:	Unit 4, Bromford Gate, Bromford Lane, Birmingham, B24

Fax No:	0044-121-682-8049

Attention:

AJC/AJC/113920/120605/UKM/78093102.6	166

CLAIRE’S SWITZERLAND GMBH

By:

Address:	do Curator & Horwath AG, Badenerstrasse 141, CH-8004 Zurich

Fax No:	0044-121-682-8049

Attention:

CLAIRE’S ACCESSORIES SPAIN S.L.U.

By:

Address:	Calle Alcala no 265, Edificio 4, - Planta 2 —Oficina 1, 28027 Madrid, Spain

Fax No:	0044-121 -682-8049

Attention:

CLAIRE’S GERMANY GMBH

By:

Address:	Hohe Str. 4-8, D-50667, Koin, Germany

Fax No:	0044-121-682-8049

Attention:

THE ORIGINAL GUARANTORS

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

By:

Address:	57/63 Line Wall Road, Gibraltar

Fax No:	0044-121-682-8049

Attention:

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CLAIRE’S FRANCE S.A.S

By:

Address:	82 rue Beaubourg, 75003, Paris

Fax No:	0044-121-682-8049

Attention:

CLAIRE’S ACCESSORIES UK LIMITED

By:

Address:	Unit 4, Bromford Gate, Bromford Lane, Birmingham B24

Fax No:	0044-121-682-8049

Attention:

CLAIRE’S SWITZERLAND GMBH

By:

Address:	do Curator & Horwath AG, Badenerstrasse 141, CH-8004 Zurich

Fax No:	0044-121-682-8049

Attention:

CLAIRE’S SPAIN S.L.

By:

Address:	Calle Alcala no 265, Edificio 4, - Planta 2 — Oficina 1, 28027 Madrid, Spain

Fax No:	0044-121-682-8049

Attention:

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CLAIRE’S GERMANY GMBH

By:

Address:	Hohe Str. 4-8, D-50667, Koin, Germany

Fax No:	0044-121-682-8049

Attention:

THE LENDER

HSBC BANK PLC

By:	/s/ David Steer

Address:	5TH FLOOR, HSBC HOUSE, 1 BOND COURT, LEEDS, UK, LS1 2J2

Fax No:	03455 879473

Attention:	STEVE NELSON

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